Exhibit 99.1

PRIME EUROPEAN THERAPEUTICALS (EUTICALS) S.P.A. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of

Prime European Therapeuticals (“Euticals”) S.p.A.

We have audited the accompanying consolidated financial statements of Euticals S.p.A. and subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2015 and 2014, and the related consolidated statements of income/(loss), comprehensive income/(loss), cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Euticals S.p.A. and subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ EY S.p.A.

Milan, Italy

September 23, 2016

F - 1

EUTICALS S.P.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		At December 31,
(in thousands of Euro)	Note	2015	2014
Intangible assets	5	25,309	25,998
Property, plant and equipment	6	78,458	77,152
Deferred tax assets	7	13,206	11,043
Other non-current assets	8	2,900	1,816
Total non-current assets		119,873	116,009
Inventories	9	61,187	64,291
Trade receivables	10	44,093	42,242
Tax receivables	11	1,209	939
Other current assets	8	1,951	3,376
Cash and cash equivalents	12	26,445	13,350
Total current assets		134,885	124,198
Asset held for sale	13	2,055	5,000
Total assets		256,813	245,207
Share capital		40,828	34,371
Additional paid-in capital		60,987	24,391
Other reserves		(10,920)	(6,235)
Profit (loss) for the year		1,609	(4,765)
Total Shareholders' Equity	14	92,504	47,762
Non-current financial liabilities	15	58,651	1,433
Liabilities for employees’ benefits	16	10,595	11,222
Non-current provisions for risks and charges	17	8,044	7,464
Deferred tax liabilities	7	0	163
Total non-current liabilities		77,290	20,282
Current financial liabilities	15	38,882	127,650
Trade payables	18	30,586	29,920
Tax payables	19	2,958	2,660
Current provisions for risks and charges	17	256	1,352
Other current liabilities	20	13,693	14,910
Total current liabilities		86,375	176,492
Total liabilities		163,665	196,774
Liabilities held for sale	13	644	671
Total equity and liabilities		256,813	245,207

F - 2

EUTICALS S.P.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME/(LOSS) AND COMPREHENSIVE INCOME/(LOSS)

		At December 31,
(in thousands of Euro)	Note	2015	2014	2013
Revenues	21	214,863	186,113	201,809
Other income	22	3,215	2,547	898
Total Revenues and Other income		218,078	188,660	202,707
Raw material, consumable materials and goods	23	85,737	72,938	81,682
Cost of services	24	48,257	42,832	44,586
Personnel expenses	25	52,455	48,017	51,331
Other operating expenses	26	2,162	3,186	3,557
Depreciation, amortization and write-down	27	20,052	21,508	14,325
Total operating costs		208,663	188,481	195,481
Operating profit		9,415	179	7,226
Financial income	28	370	11	5
Financial expenses	28	(6,472)	(6,844)	(6,698)
Profit/(loss) before taxes		3,313	(6,654)	533
Income taxes	29	(1,704)	1,889	(1,571)
Net income/(loss)		1,609	(4,765)	(1,038)

		At December 31,
(in thousands of Euro)	Note	2015	2014	2013

Net income/(loss)		1,609	(4,765)	(1,038)

Items that will not be reclassified to profit or loss in subsequent periods
Remeasurement of defined benefit plans		906	(1,927)	170
Tax effect		(249)	530	(47)
Total		657	(1,397)	123
Items that may be reclassified subsequently to profit or loss in subsequent periods
Gains/(losses) on cash flow hedging instruments		(547)	550	580
Exchange differences on translation of foreign operations		(249)	(335)	159
Tax effect		219	(59)	(203)
Total		(577)	156	536
Comprehensive income/(loss)		1,689	(6,006)	(379)

F - 3

EUTICALS S.P.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
(in thousands of Euro)	2015	2014	2013
Net income/(loss)	1,609	(4,765)	(1,038)
Income taxes	1,704	(1,889)	1,571
Depreciations, amortizations and write-downs	20,052	21,508	14,325
Provision for defined-benefit plans and for risk and charges	1,433	1,416	1,529
Financial income and expenses	6,102	6,833	6,693
Cash flows generated from operating activities before changes in working capital	30,900	23,103	23,080
Change in inventories	1,307	7,025	(3,525)
Change in trade receivables	(1,922)	8,254	9,000
Change in trade payables	666	(8,549)	(7,998)
Changes in other receivables and other payables	(1,552)	(436)	5,446
Utilization of provisions	(1,670)	(3,690)	(6,424)
Interest paid	(5,984)	(6,233)	(6,093)
Taxes paid	(4,032)	(2,494)	(2,230)
Cash flows generated from operating activities	17,713	16,980	11,256
Disposal/(Purchase) of investments and subsidiaries, net of cash acquired	-	2,434	(2,244)
Additions of tangible assets	(10,095)	(8,069)	(8,787)
Additions of intangible assets	(4,702)	(5,496)	(4,474)
Disposals of tangible assets	119	14	3,823
Cash flows absorbed by investing activities	(14,678)	(11,117)	(11,682)
Change in loan from Pool of Banks	(2,000)	(11,488)	(8,815)
Change in financial payables to Lauro 57	(440)	1,579	5,700
Increase in other financial liabilities	-	4,557	9,220
Share capital increase	12,500	-	-
Cash flows generated from/(absorbed by) financing activities	10,060	(5,352)	6,105
Total change in cash and cash equivalents	13,095	511	5,679
Cash and cash equivalents at beginning of period	13,350	12,839	7,160
Cash and cash equivalents at the end of period	26,445	13,350	12,839

F - 4

EUTICALS S.P.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(in thousands of Euro)	Share capital	Additional Paid in Capital	Other reserves	Profit (loss) for the period	Total equity
Shareholders’ equity at December 31, 2012	34,371	24,391	3,937	(8,536)	54,163
Net profit/(loss) for the period	-	-	-	(1,038)	(1,038)
Gains/(losses) on cash flow hedging instruments	-	-	421	-	421
Remeasurement of defined benefit plans	-	-	123	-	123
Foreign exchange translation differences	-	-	115	-	115
Comprehensive income/(loss) for the period	-	-	659	(1,038)	(379)
Allocation of 2013 net loss	-	-	(8,536)	8,536	-
Shareholders’ equity at December 31, 2013	34,371	24,391	(3,940)	(1,038)	53,784
Net profit/(loss) for the period	-	-	-	(4,765)	(4,765)
Gains/(losses) on cash flow hedging instruments	-	-	399	-	399
Remeasurement of defined benefit plans	-	-	(1,397)	-	(1,397)
Foreign exchange translation differences	-	-	(243)	-	(243)
Comprehensive income/(loss) for the period	-	-	(1,241)	(4,765)	(6,006)
Allocation of 2013 net loss	-	-	(1,038)	1,038	-
Other movements			(16)		(16)
Shareholders’ equity at December 31, 2014	34,371	24,391	(6,235)	(4,765)	47,762
Net profit/(loss) for the period	-	-	-	1,609	1,609
Gains/(losses) on cash flow hedging instruments	-	-	(397)	-	(397)
Remeasurement of defined benefit plans	-	-	657	-	657
Foreign exchange translation differences	-	-	(180)	-	(180)
Comprehensive income/(loss) for the period	-	-	80	1,609	1,689
Allocation of 2014 net loss	-	-	(4,765)	4,765	-
Capital increase		20,500	-		20,500
Convertible Bond conversion	6,457	16,096	-	-	22,553
Shareholders’ equity at December 31, 2015	40,828	60,987	(10,920)	1,609	92,504

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	GENERAL INFORMATION

Prime European Therapeuticals (“Euticals”) S.p.A. (the “Company”) is a limited liability company constituted and domiciled in Italy, with registered offices in Milan, in viale Bianca Maria 25 constituted and operating under Italian law. At December 31, 2015, the share capital of Euticals SpA was wholly owned by Lauro Cinquantasette S.p.A. (“Lauro 57”).

The Company and its subsidiaries (the “Euticals Group” or the “Group”) operate in Italy, France, Germany and the United States, in the pharmaceuticals sector, in particular in the Active Pharmaceutical Ingredients (“API”) sector and in the Customs Synthesis and Fine Chemicals sectors.

On May 5, 2016, Albany Molecular Research Inc. (“AMRI”) announced the signing of a definitive agreement to acquire all outstanding shares of Euticals S.p.A. from Lauro 57, and the acquisition was subsequently completed on July 11, 2016.

These consolidated financial statements comprise the consolidated statements of financial position as at December 31, 2015 and 2014, the consolidated statements of income and comprehensive income, the consolidated statements of cash flows and the consolidated statements of changes in shareholders’ equity for the three years ended December 31, 2015, 2014 and 2013 together with the notes thereto (hereinafter collectively as the “Consolidated Financial Statements”). These Consolidated Financial Statements have been prepared solely for inclusion in the Form 8-K/A of AMRI that will be filed with the United States Securities and Exchange Commission (“SEC”) in connection with the above mentioned transaction.

The Consolidated Financial Statements were approved by the Company's Board of Directors on September 22, 2016.

When used in these notes, unless otherwise specified or the context otherwise indicates, all references to the terms ‘‘Eutical Group”, “Group’’, ‘‘we’’, ‘‘us’’, ‘‘our’’ and the ‘‘Company’’ refer to Euticals S.p.A., the parent entity, and all entities included in the Consolidated Financial Statements.

The Consolidated Financial Statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The designation “IFRS” also includes all valid International Accounting Standards (“IAS”), as well as all interpretations of the IFRS Interpretations Committee, formerly the Standing Interpretations Committee (“SIC”) and then the International Financial Reporting Interpretations Committee (“IFRIC”). IFRS has been applied consistently to all of the periods presented. The Consolidated Financial Statements also conform to IFRS adopted by the European Union (EU), in accordance with the EC Regulation No. 1606/2002 of the European Parliament and of the European Council dated July 19, 2002 and with the provisions implementing article 9 of Italian Legislative Decree no. 38/2005, except for IFRS 14 Regulatory Deferral Accounts effective January 1, 2016, for which the European Commission has decided not to launch the endorsement process of this interim standard and to wait for the final standard and certain other standards effective after December 31, 2015, which have not yet been endorsed by the European Commission.

2.	BASIS OF PREPARATION

The Consolidated Financial Statements have been prepared on a going concern basis. In this respect, despite operating in a continuingly difficult economic and financial environment, the Euticals S.p.A. Board of Directors’ (“Directors”) assessment is that no material uncertainties (as defined in paragraph 25 of IAS 1) exist about the Euticals Group’s ability to continue as a going concern (for further details reference should be made to paragraph 2.1 “Going Concern”).

The description of how the Euticals Group manages financial risks is contained in paragraph 3 “Financial risk management”.

The Consolidated Financial Statements are prepared and presented in Euro, which is the functional currency of the main economic areas in which the Euticals Group operates. All amounts shown in these Consolidated Financial Statements are expressed in thousands of Euro, unless indicated otherwise.

The Euticals Group has chosen to adopt the following financial statement format and classification criteria, from the various options permitted by IAS 1 Presentation of financial statements:

-	Consolidated statement of financial position: the format adopted distinguishes between current and non-current assets and current and non-current liabilities;

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

-	Consolidated statement of income/(loss): this classifies operating costs by nature, considered to be more reliable and relevant to the Euticals Group’s business than the classification by destination;

-	Consolidated statement of comprehensive income/(loss): this includes, in addition to the net result resulting from the statement of income/(loss), the other variations in components of shareholders’ equity relative to non-shareholder transactions;

-	Consolidated statement of cash flows: this has been prepared using the indirect method, distinguishing between cash flows from operating, investing and financing activities;

-	Consolidated statement of changes in shareholders’ equity: this provides separate disclosure of the result of the statement of comprehensive income/(loss) and of the transactions with shareholders.

The Consolidated Financial Statements have been prepared on a historical cost basis less, where appropriate impairment, the adjustment values, with the exception of the measurement of financial assets and liabilities, which are carried at fair value, as stated below.

2.1	Going Concern

In 2014, the difficult economic trends, the growing complexity and the international nature of the Euticals Group prevented it from fully complying with the financial parameters of its covenants. Therefore, in accordance with the terms of the loan contract signed in the year 2011 with a pool of banks led by Intesa San Paolo S.p.A. (the “Pool of Banks”), the Pool of Banks had the right to demand the immediate repayment of the entire loan amount.

On February 13, 2015, the shareholders’ meeting of Lauro 57 resolved a share capital increase of Euro 12.5 million, required in order to achieve the Group’s plan targets and to reach an agreement with the Pool of Banks involved in amending the terms of the loan contract.

On March 31, 2015, the Pool of Banks confirmed their full support to the Euticals Group approving (i) the waiver of the rights over the penalties prescribed upon non-compliance with certain contractual clauses; (ii) the request for amendments to the loan contract.

On April 1, 2015 Euticals Group and the Pool of Banks signed the Amending Agreement (hereinafter referred to as the “Amending Agreement”).

On April 15, 2015, in accordance with the terms of the Amending Agreement, the shareholders of Lauro 57 paid the capital increase of Euro 12.5 million in Lauro 57. This amount was immediately transferred by Lauro 57 to its subsidiary Euticals S.p.A. as an equity reserve increase.

On the same date, April 15, 2015, the General Shareholders meeting of Euticals S.p.A. approved a share capital increase through the conversion of the existing “Convertible Bond Euticals 2011-2018” (the "Convertible Bond"), subscribed by Lauro 57, realized through the issuance of 10,415,582 shares with a nominal value of € 0.62, corresponding to a share capital increase of Euro 6,457 and additional paid-in capital of Euro 16,096.

The positive economic results recorded during the year 2015 enabled the Euticals Group to comply, at December 31, 2015, with the financial parameters stated in the Amending Agreement.

The more significant terms and conditions of the Amending Agreement are shown below.

A)	Rescheduling of the loan repayments

The Amending Agreement included the rescheduling of the loan repayment plan as follows:

Year	Repayment installments (in thousands of Euro)
2016	2,500
2017	9,400
2018	17,500
2019	19,489
2020	11,600
Total	60,489

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

B)	Financial Covenants

The Amending Agreement revised, in accordance with the new strategic plan (“New Plan”) approved by Euticals’ Board of Directors on March 24, 2016, the financial covenants, which measure the Group’s performance along the loan repayment period as stated in point A).

C)	Capitalisation

The Amending Agreement includes the obligation, for institutional shareholders only, to underwrite a share capital increase, as a recapitalization of the subsidiary Euticals, (i) for an amount of Euro 12.5 million to be paid at the Amending Agreement signing, after receiving a formal waiver by the Pool of Banks of the required advance reimbursement of the loan, as set in the original loan contract; (ii) for a further amount of Euro 8 million, settled through the conversion of existing financial payables to Lauro 57.

On April 15 2015 Euticals S.p.A. shareholders’ meeting resolved a share capital increase of Euro 6,457 through the conversion of the “Convertible Bond Euticals 2011-2018", through a corresponding issue of 10,415,582 shares with a nominal amount of € 0.62. The difference between the nominal amount of the Convertible Bond including capitalized interest and that of the newly issued shares, equivalent to Euro 16,096, was recorded in equity as Additional Paid-in Capital.

From a strategic and industrial point of view, as part of the implementation of the New Plan, the Group finalized the preliminary agreement for the sale of a business unit to a leading company in the pharmaceuticals market interested in an Italian manufacturing plant for its own production activities.

This transaction shall enable the Group to (i) start the rationalization and efficiency improvements of its production structure; (ii) take advantage of the cash flows resulting from the sale and, at the same time, maintain business continuity; and (iii) develop and expand its core business, improving both productivity and profitability.

The table below shows the net indebtedness at December 31, 2015 and 2014 according to the terms of the current loan agreement, showing the effects of the loan repayments rescheduling:

	At December 31,
(in thousands of Euro)	2015	2014
Liquidity	26,445	13,350
Current Financial Indebtedness	(38,882)	(127,650)
Non current Financial Indebtedness	(58,651)	(1,433)
Total	(71,088)	(115,733)

2.2	Basis of consolidation

The companies included in the consolidation as at December 31, 2015, 2014 and 2013 are the following:

2015

Name	Location	Currency	Investment	% ownership
Euticals Gmbh	Frankfurt (GER)	EUR	25	100%
Euticals Sas	Bon Encontre (FR)	EUR	6.381	100%
Euticals Inc	Wilmington Delaware (US)	USD	10	100%
Chorisis Srl	Mariano Comense (IT)	EUR	31	100%

2014

Name	Location	Currency	Investment	% ownership
Euticals Gmbh	Frankfurt (GER)	EUR	25	100%
Euticals Sas	Bon Encontre (FR)	EUR	6.381	100%
Euticals Inc	Wilmington Delaware (US)	USD	10	100%
Chorisis Srl	Mariano Comense (IT)	EUR	31	100%

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2013

Name	Location	Currency	Investment	% ownership
Euticals Gmbh	Frankfurt (GER)	EUR	25	100%
Euticals Sas	Bon Encontre (FR)	EUR	6.381	100%
Euticals Inc	Wilmington Delaware (US)	USD	10	100%
Archimica UK Ltd (*)	Sandycroft (UK)	GBP	1.652	100%
Euticals Ltd Holding (*)	Sandycroft (UK)	GBP	10	100%
Chorisis Srl	Mariano Comense (IT)	EUR	31	100%

* Companies in liquidation starting from July 2013

The Consolidated Financial Statements include the financial statements of all of the subsidiaries as from the date in which the Euticals Group acquired the control up until the date in which such control ceased. All of the subsidiaries share the same financial year-end as that of the parent company Euticals S.p.A.

Control is achieved when the Euticals Group is exposed to or has the right to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Euticals Group is able to exercise control if, and only if, it has:

-	power over the investee (or holds valid rights that give it the current ability to direct the relevant activities of the investee);

- exposure or rights to variable returns arising from the relationship with the investee;

- the ability to exercise its power over the investee in order to affect its returns.

The existence of control is re-assessed whenever events or circumstances indicate that a variation has taken place in one or more of the three elements of control.

The following criteria were adopted in the preparation of the Consolidated Financial Statements where subsidiaries are consolidated on a line-by-line basis (global integration method):

-	assets, liabilities, income and expenses of subsidiaries are consolidated on a line-by-line basis, allocating to any minority shareholders, where applicable, the portion of net equity and results for the period due thereto; these minority interests are disclosed separately in the shareholders’ equity and in the consolidated statements of income and comprehensive income;
-	as required by IFRS 3 “Business combinations”, business combinations in which the control of an entity is acquired are recorded in accordance with the “acquisition method”. The acquisition cost is represented by the aggregate of the fair value at the acquisition date of the consideration transferred, of the liabilities assumed and of the equity instruments issued and the amount of any non-controlling interests in the acquiree. The assets acquired and liabilities assumed and contingent liabilities are recorded at their fair value at the acquisition date, with the exception of deferred tax assets and liabilities, the assets and liabilities for employee benefits and assets held for sale which are recorded in accordance with the relevant accounting standards. Any positive difference between the acquisition cost and the fair value of the assets and liabilities acquired is recorded as goodwill; any negative difference is recorded as a gain in the income statement, after reviewing the appropriatemeasurement of the fair values of the assets and liabilities acquired and of the acquisition cost. Acquisition-related costs are recorded in the income statement when incurred;
-	the acquisition cost also includes the contingent consideration, recorded at fair value at the date in which control is acquired. Subsequent variations in fair value are recognized in the consolidated statements of income and comprehensive income if the contingent consideration is a financial asset or liability. Contingent consideration classified as shareholders’ equity are not remeasured and the subsequent payment is recorded directly in shareholders’ equity;
-	if the business combination through which control is acquired takes place in various stages, the Group remeasures any previously held interest in the acquiree at fair value at the acquisition dates and any resulting gains or losses are recorded in the consolidated statement of income;
-	acquisitions of minority shareholdings related to entities over which control already exists, or disposals to minority shareholdings which do not result in the loss of control, are considered to be equity transactions; therefore any difference between the acquisition/disposal cost and the relative portion of net equity acquired/sold is recorded as an adjustment to the shareholders’ equity of the Group;

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

-	all gains and losses, including the relative tax effects, deriving from operations carried out between consolidated entities and not yet realised at the balance sheet date are eliminated, except in the event that the transaction represents an evidence of an impairment of the asset transferred, in this case these losses are not eliminated. All receivables, payables, income and charges between entities included in the consolidation area are also eliminated.

The financial statements of the subsidiaries are prepared using the functional currency of the principal economies in which they operate.

The financial statements of subsidiaries denominated in currencies other than the Euro are converted as follows:

-	assets and liabilities are converted using the year-end exchange rates;
-	costs and revenues are converted using the average exchange rate for the period.

The following exchange rates were utilized for the translation of the financial statements of subsidiaries expressed in a currency other than the Euro at December 31, 2015, 2014 and 2013:

	Average exchange rate			Year-end exchange rate
Currency	2015	2014	2013	2015	2014	2013
USD	1.11	1.33	1.33	1.09	1.21	1.38
GBP	-	-	0.85	-	-	0.83

Associated companies

Associated companies are those companies over which the Euticals Group exercises a significant influence, which is presumed to exist when the investment represents between 20% and 50% of voting rights. Investments in associated companies are initially carried at cost and subsequently measured using the net equity method, whereby:

-	the carrying value of these equity investments is aligned to the Group’s share of net equity value, adjusted if necessary to reflect the application of the IFRS, and includes the higher values attributed to the assets and liabilities and the related goodwill identified at the date of investment acquisition;
-	the Group’s share of the profits or losses of an associate are recorded starting from the date in which the significant influence starts until the date it ceases. Should the associated company show a negative net equity as a result of losses, the carrying value of the investment is reduced to zero and the Group’s share of any excess loss is recorded in a specific provision if the Group had incurred any legal or implicit obligation to cover these losses; any other variations in the associate’s net equity not deriving from its profits or losses are recorded directly in the statement of comprehensive income;
-	the unrealized gains and losses generated from transactions between the parent company/subsidiary companies and those companies measured at net equity, including the distribution of dividends, are eliminated in proportion to the Group’s investment therein, with the exception of the losses in the event that these represent a reduction in the value of the underlying asset.

At December 31, 2015 and 2014, the Company did not have any investments in associated companies. At December 31, 2013 the Company recorded as Assets Held for Sale a 40% interest in Pharmintraco Sagl, a Swiss company located in Barbengo (CH), subsequently disposed of in 2014 for a cash consideration of Euro 2,434, including the reimbursement of Euro 810 of an existing loan previously granted to Pharmintraco Sagl. In 2013, the Company recorded a reversal of previously recorded impairment charges on the investment in Pharmintraco Sagl for Euro 1,624, to align the value of the investment to the provisional purchase price (refer to Note 27. Depreciation, amortization and write-down).

Translation of foreign currency balances and transactions

Transactions in foreign currency are converted into the entity’s functional currency using the exchange rate in effect at the related transaction dates. Foreign exchange gains and losses realized on the receipt or the payment of the above transactions and the unrealized gains and losses arising from the year-end translation of monetary asset and liability balances recorded in foreign currencies are recognized in the consolidated statement of income.

Business combinations

No acquisitions took place during 2015 and 2014.

On July 1, 2013 the Group acquired 100% interest in Chorisis S.r.l. The purchase price was agreed in Euro 2,250. The acquisition was completed and the amount paid on July 20, 2013. The additional transaction costs were not significant and were charged to the statement of income/(loss).

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The tables below show details of the fair values of the assets and liabilities acquired, determined in conformity with the requirements of IFRS 3, and the net cash flow on acquisition:

Acquisition of Chorisis S.r.l. (in thousands of Euro)	Amount
Consideration paid	2,250
Total purchase price	2,250

Intangible assets	22
Property, plant and equipment	158
Trade receivables	520
Other assets	45
Cash and cash equivalents	6
Assets acquired	751
Loans	349
Employee benefits	160
Trade payables	162
Other liabilities	167
Liabilities assumed	838
Net assets acquired	(87)
Goodwill	2,337
Total purchase price	2,250

(in thousands of Euro)	Amount
Net cash acquired	6
Cash paid	(2,250)
Net cash flow on acquisition	2,244

Since the acquisition date Chorisis S.r.l. contributed to the 2013 consolidated revenues for Euro 484 and to the 2013 Group result for Euro 57. Had Chorisis S.r.l. been consolidated starting from 1 January 2013, 2013 consolidated revenues and 2013 consolidated net income/(loss) would have amounted to Euro 1,403 and to a loss of Euro 45, respectively.

3.	SIGNIFICANT ACCOUNTING POLICIES

The more significant accounting policies and valuation criteria adopted in the preparation of the Consolidated Financial Statements are summarized below.

Intangible Assets

Intangible assets are initially recorded at purchase and/or production cost, including direct accessory costs directly related to the preparation of the asset for its use. Any interest charges matured during and for the development of intangible assets are considered to be part of the purchase cost. In particular, the Euticals Group has the following intangible assets:

(a) Goodwill

Goodwill has an indefinite useful economic life and is initially recorded at cost, as described above, and subsequently subjected to an impairment test at least on an annual basis. Losses due to impairment of goodwill cannot be reversed at a later date should the circumstances which caused the impairment cease to exist.

b) Other intangible assets

Intangible assets acquired individually are initially recorded at cost, while those acquired through business combinations are recorded at fair value at the acquisition date. After initial recognition, intangible assets are stated at cost net of accumulated amortization and any accumulated impairment losses. Intangible assets created internally, with the exception of development costs, are not capitalized and are charged to the income statement in the period in which the relative costs are incurred.

The useful life of intangible assets is determined as being either finite or indefinite, depending upon the nature of the asset.

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Intangible assets with a finite useful life are amortized over their useful life and subjected to impairment test whenever there is an indication of a possible impairment in value. The residual useful life is reviewed at the end of each financial year, or more frequently if necessary. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortisation period and/or method as appropriate, and are treated as changes in accounting estimates. The amortization charges for intangible assets with finite useful lives are recorded in the consolidated statement of income for the year in the expense category consistent with the function of the intangible asset.

Intangible assets with an indefinite useful life are not amortized but rather are subject to an annual impairment test, both on an individual level and on a cash generating unit (CGU) level. The evaluation of indefinite useful life is reviewed on an annual basis in order to determine if this continues to be the case, if not, the change from indefinite useful life to finite useful life is applied prospectively. The gains or losses deriving from the derecognition of an intangible asset are calculated as the difference between the net proceeds from the sale and the carrying value of the asset, and are recorded in the income statement in the period in which the sale or other disposal takes place.

The estimated useful lives of the various categories of intangible assets are shown below:

Category of intangible asset	Useful life (in years)
Concessions, licences and similar	10
Patents and trademarks	5
Development costs	3-5
Software	5

Research and development costs

Research costs are charged to the statement of income/(loss) in the period in which they are incurred. Development costs sustained in relation to a specific project are capitalized and recorded as intangible assets when the following conditions are satisfied:

-	the technical feasibility of the project can be demonstrated;
-	the intention and capacity to complete the project and sell or otherwise utilise the intangible assets generated by the project can be demonstrated;
-	the ways in which the asset can generate future economic benefits can be demonstrated;
-	the technical and financial resources for the completion of the project are available;
-	the project can be clearly identified and the costs associated with it can be identified and measured reliably.

Following their initial recognition, the product development costs capitalized are measured at cost net of accumulated amortization or impairment losses. The amortization of the asset commences from the moment in which the development is completed and the asset is available for use. The development costs capitalized are amortized in relation to the duration of their expected future benefits and the relative amortization charges are classified in cost of sales.

The useful economic life of the development projects which came into use during the year 2015 has been estimated for a shorter period of three years, in line with the guidelines and objectives contained in the New Plan approved by the Board of Directors in March 2016. Impairment tests have been carried out on those development projects capitalized and subjected to amortization in previous years.

Property, Plant and Equipment

Property, plant and equipment are stated at acquisition or production cost, net of accumulated depreciation and eventual impairment losses. Purchase cost includes all directly attributable costs necessary to make the asset ready for use and any expenses for decommissioning and restoration that will be incurred as a result of contractual obligations that require the assets to be restored to their original condition. Any borrowing costs incurred for the acquisition, production or construction of property, plant and equipment are capitalized and depreciated on a straight-line basis over the useful lives of the assets to which they relate.

Ordinary maintenance and repairs are charged directly to the consolidated statement of income in the year in which they are incurred. The capitalization of costs relative to the expansion, modernization or improvement of facilities owned or leased by the Euticals Group is carried out to the extent that they meet the requirements for separate classification as assets or parts of assets. Improvements to third party assets are depreciated over the lesser of the remaining estimated useful life of the asset and the residual duration of the lease/rental contract.

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Depreciation is calculated on a straight-line basis over the useful economic lives of the assets. Where the depreciable asset is composed of distinctly identifiable elements whose useful life differs significantly from the other parts that compose the asset, depreciation is calculated separately for each of the parts that compose the asset in accordance with the so-called “component approach”.

The following useful economic-technical lives have been estimated for the various asset categories:

Category of property, plant and equipment	Useful life (in years)
Buildings	25
Other Constructions	13
Specific highly-corrosive systems	8
Specific low-corrosive systems	10
Purification systems	8
Generic plant	10
Generic and specific equipment	5
EDP systems	5
Office furniture	8
Trucks	4
Automobiles	5

The useful economic-technical lives of property, plant and equipment are reviewed and, if necessary, updated at the end of each year.

Leased assets

Assets held under finance lease contracts in which substantially all of the risks and rewards of ownership are transferred to the Euticals Group are recognized as property, plant and equipment at the fair value at the date of stipulation of the contract, or, if lower, at the present value of the minimum lease payments, including any sums payable for the exercise of purchase options. The corresponding liability payable to the lessor is shown in the financial statements under the caption “financial liabilities”. The assets are depreciated according to the policies and rates indicated for property, plant and equipment unless the term of the lease contract is shorter than the useful life represented by these rates and reasonable certainty of transferring ownership of the leased asset at the natural expiration of the contract is not assured; in that case, the depreciation period is represented by the term of the lease contract.

Leases in which the lessor retains substantially all of the risks and rewards associated with ownership of the assets are classified as operating leases. Payments made under operating leases are recognized in the consolidated statement of income on a straight-line basis over the duration of the leasing contract.

Impairment of non-current assets

Goodwill

As mentioned above, goodwill and intangible assets with an indefinite useful life are subject to impairment test on an annual basis, or more frequently if there is an indication of impairment, in order to assess the adequacy of the related carrying amount in the financial statements.

The impairment test is carried out for each of the Cash-Generating Units (CGU) to which the goodwill has been allocated. An impairment loss on goodwill is recognized when the recoverable amount of goodwill is lower than its carrying amount in the financial statements. The recoverable amount is the higher of the fair value, net of selling or disposal costs, of the CGU or groups of CGUs and the relative value in use, which is defined as the present value of the estimated future cash flows for such CGU.

The value in use is determined by discounting the estimated future cash flows deriving from the use of the asset to present value at a pre-tax rate which reflects current market assessments of the time value of money, in relation to the period of the investment and the risks specific to the asset. When the impairment loss is higher than the carrying amount of goodwill allocated to the cash-generating unit, the remaining excess is allocated to the assets of the CGU in proportion to their carrying amount.

The carrying amount of an asset should not be reduced below the higher of:

(i)	the fair value of the asset, net of costs to sell;

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(ii)	the value in use, as defined above;
(iii)	zero.

Impairment of goodwill cannot be reversed at a later date should the circumstances which caused the loss cease to exist.

Property, plant and equipment and intangible assets with a finite useful life

At the end of each reporting period, the Euticals Group carries out an impairment test in order to assess the eventual existence of indicators that property, plant and equipment and intangible assets with a finite useful life may have suffered a reduction in value. This test is based on both internal and external sources of information. The internal sources of information take account of: the obsolescence or physical deterioration of the asset any significant changes in the use of the asset and the economic performance of the asset respect to that forecast. The external sources of information consider: the trend in the market prices of the asset, eventual technological, market or legislative changes, the trend in market interest rates and the cost of capital utilized to value investments.

In the presence of such indicators, management estimates the recoverable value of the abovementioned asset, and any losses with respect to the carrying value of the assets are charged to the income statement. The recoverable value is determined as the higher of the fair value of an asset or cash generating unit, net of selling costs, and its value in use, represented by the present value of the estimated future cash flows deriving from the asset, and is determined for each individual asset, except for those cases in which the cash flows generated by the asset cannot be separated from those generated by other assets or groups of assets, in which case the Group estimates the recoverable value of the cash generating unit to which the asset belongs.

An impairment loss is recognized in the income statement when the carrying value of the asset, or of the cash-generating unit to which it is allocated, is higher than the relative recoverable value. The reductions in the value of the CGU are applied firstly as a reduction in the carrying value of any goodwill attributed thereto, and, thereafter as a reduction in the carrying value of the other assets, in proportion to their carrying value and within the limits of the relative recoverable value. Where the impairment loss on assets ceases to exist or has decreased, the carrying value of the asset, with the exception of goodwill, is increased to the original carrying amount, net of the depreciation or amortization that would have been charged had no impairment loss been recognized and the reversal is recognised in the income statement.

Trade Receivables and Other Financial Assets

Trade receivables and other financial assets are initially recorded at fair value and subsequently measured at amortized cost using the effective interest rate method, adjusted where necessary to take account of eventual impairment losses. Trade receivables and other financial assets are included in current assets, with the exception of those that are contractually due more than twelve months after the balance sheet date, which are classified as non-current assets.

In the case of factoring transactions which do not entail the transfer to the factoring company of substantially all of the risks and benefits linked to the receivables factored (in which case the Euticals Group therefore remains exposed to the risk of non-payment and\or late payment – the so-called “factoring with recourse” (“pro-solvendo”) the transaction is comparable to obtaining a loan guaranteed by the factored receivable. In this case, the receivable that are factored continue to be recognized in the Group’s statement of financial position up until the moment of collection by the factoring company and, the advances received from the factoring company, are recorded in the Consolidated Financial Statements as a financial liability.

The financial cost of factoring transactions is represented by the interest on the sums advanced, and is charged to the income statement on an accrual basis using the effective interest rate method, and classified under financial expenses. The commission matured on factoring without recourse (pro-soluto) is included in financial expenses, while the commission on factoring with recourse (“pro-solvendo”) is classified under other operating costs.

Impairment of receivables is recorded in the financial statements when there is objective evidence that the Group shall not be able to recover the sums due to it. Objective evidence of losses in value include events such as:

-	significant financial difficulties on the part of the debtor;
-	the existence of legal disputes in course with the debtor regarding receivables;
-	the probability that the debtor declares bankruptcy or other debt restructuring procedures.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The amount of the loss corresponds to the difference between the carrying value of the asset and the present value of estimated future cash flows and is recorded in the income statement under the caption “Depreciation, amortization and write-downs”. Where an impairment loss on assets subsequently no longer exists or has decreased, the carrying amount of the asset is increased up to the carrying amount that would have been recorded under the amortized cost method had no impairment loss been recognized.

Inventories

Inventories are stated at the lower of purchase and/or production cost, determined using the average weighted cost method, and estimated net realizable value.

The cost of finished and semi-finished products includes the cost of the raw materials, direct labour costs and other production costs (determined on the basis of normal operating capacity). Inventory costs do not include financial expenses, which are charged to consolidated statements of income when incurred.

The realizable value of inventories of raw and semi-finished materials no longer utilisable in the production cycle and of inventories of unsellable finished products is determined by means of an analysis by single purchase or production lot and the recording of a specific provision for obsolescence.

Cash and Cash Equivalents

Cash and cash equivalents comprise cash on hand and on demand and short-term bank deposits with a duration of three months or less. Cash and cash equivalents are recorded in the Consolidated Financial Statements at nominal value, which corresponds to fair value.

Assets Held for Sale

Non-current and current assets are classified as held for sale if the relative carrying value shall be recovered mainly through the sale of the asset. This condition is considered to have been satisfied when the sale is highly probable and the asset or disposal group of assets is available for immediate sale in its current condition. The non-current assets held for sale, the current and non-current assets of disposal groups and the liabilities directly associated thereto are presented in the statement of financial position separately from other assets and liabilities.

Non-current assets held for sale are not subject to depreciation and are measured at the lower of carrying value and the relative fair value, net of costs to sell. Any difference between the carrying value and the fair value net of costs to sell is charged to the income statement as a write-down for impairment in value; any subsequent increases in value are recorded within the limits of the previous write-downs, included those recorded prior to the qualification of the asset as “held for sale”.

Financial Liabilities

Financial liabilities are initially recorded at fair value, net of transaction costs, and subsequently measured at amortized cost using the effective interest rate method. When there is a change in estimated future cash flows and it is possible to estimate them reliably, the amount of the liability is recalculated to reflect this change on the basis of the present value of the new estimated cash flows and the effective interest rate initially determined. Financial liabilities are classified in current liabilities unless the Group has an unconditional right to defer settlement of the liabilities for at least 12 months after the balance sheet date.

Financial liabilities are recognized in the Consolidated Financial Statements at the date of negotiation of the transaction and are eliminated from the Consolidated Financial Statements at the moment of extinguishment or when all of the obligations and expenses relating to the liability have been transferred to third parties.

Derivative Financial Instruments

Derivative financial instruments are qualified as instruments held for negotiation, measured at fair value with contra-entry in the consolidated statement of income and classified under other current and non-current assets or liabilities.

Financial assets and liabilities with contra-entry in the consolidated statement of income are initially recorded and subsequently stated at fair value and the relative transaction costs are immediately charged to the income statement. For those derivative instruments not designated as hedging instruments, the gains or losses deriving from their valuation at fair value are recorded directly in the consolidated statement of income of the period in which the variation in fair value occurs.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Determination of Fair Value

The fair value of financial instruments listed on an active market is based on the quoted price at the balance sheet date. The fair value of instruments that are not listed on an active market is determined using valuation techniques based on a series of methods and assumptions linked to market conditions at the balance sheet date.

The table below shows the classification of the levels of the fair value of financial instruments on the basis of the following hierarchy:

Level 1:	Fair value determined with reference to quoted prices in active markets for similar financial instruments;
Level 2:	Fair value determined using valuation techniques based on observable market data;
Level 3:	Fair value determined using valuation techniques not based on observable market data.

Employee Benefits

Under defined benefit pension plans, which also include the employee severance indemnities due towards Italian employees in accordance with article 2120 of the Italian Civil Code (“TFR”), the amount of benefit to be paid to the employee is quantifiable only after the termination of employment, and is linked to one or more factors such as employee age, length of service and employee earnings, therefore the relative cost is charged to the income statement on the basis of actuarial calculations.

The liability recorded in the Consolidated Financial Statements for the defined benefit plans corresponds to the present value of the Euticals Group’s commitment at the consolidated statement of financial position date. The liability for defined benefit plans is determined at each year-end by an independent actuary using the projected unit credit method. The present value of defined benefit plans is determined by discounting the future cash flows to present value, using a rate of interest equivalent to that of high-quality corporate bonds issued in the same currency as the relative defined benefit plans and which take account of the duration of the relative pension plan. The actuarial gains and losses deriving from the abovementioned adjustments and the variations in the actuarial assumptions are charged/credited to the statement of comprehensive income.

As from January 1, 2007 the so-called “2007 Financial Law” introduced important changes to the Italian pension (TFR) system, including allowing employees to choose the destination of their TFR matured. In particular, the employee may choose whether to direct the new sums matured for TFR towards external pension funds or to maintain them within his employer’s company. In the case of external pension funds, the employer is subject only to the payment of a defined contribution to the pension fund chosen by the employee, and as from that date the new TFR matured is considered as a defined contribution plan not subject to actuarial valuation.

The Euticals Group has in force a defined benefits pension plan in Europe, involving the payment of contributions to an externally administered pension fund. The Euticals Group has also agreed to pay certain additional post-employment benefits relative to healthcare costs to the more senior employees in the United States. These benefits are unfunded.

The cost of the benefits foreseen under defined benefits plan is determined using the projected unit credit actuarial method.

Remeasurements of employee defined benefit plans, comprising the actuarial gains and losses, the variations in the effect of the asset ceiling, excluding the amounts included in the net interest on the net defined benefit liability and the return on plan assets (excluding the amounts included in the net interest on the net defined benefit liability), are recorded in the consolidated statement of comprehensive income/(loss).

Remeasurements are not reclassified to the consolidated statement of income in subsequent years.

Past service costs are recorded as an expense in the consolidated statement of income at the later of the following:

-	the date in which a plan amendment or curtailment takes place; and
-	the date in which the Euticals Group recognizes any termination benefits or related restructuring costs.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The net interest on the net assets/liabilities for defined benefits is determined by multiplying the net asset/liability by the discount rate. The Euticals Group records the following variations in the net obligation for defined benefits in the cost of sales, in administrative expenses and in selling and distribution costs in the consolidated statement of income (by nature):

-	Personnel costs, including current and past service costs, gains and losses on curtailments and non-routine settlements;
-	Interest income and charges.

Provisions for Risks and Charges

The provisions for risks and charges are recorded in order to cover known or likely losses, the extent and timing of which cannot be precisely determined at the year-end.

Accruals to the provisions for risks and charges are recorded against existing commitments (legal or implicit) deriving from a past occurrence which shall probably give rise to future costs or losses, where the amount thereof can be reasonably estimated. Provisions reflect the best estimate of the costs or losses to be incurred based on the information currently available. Where the actuarial effects are significant and the timing of the future payments can be reliably estimated, the provisions are determined by discounting the expected future cash flows using a rate of discount which reflects the current market cost of money and, if appropriate, the specific risks inherent in the liability. Where discounting takes place, the increase in the provision due to the passing of time is charged to the consolidated statement of income under the caption “Financial expenses”.

The provisions are periodically reviewed and updated if necessary in order to reflect eventual variations in the estimates of costs, timing and rate of discount; revisions of estimates are charged/credited to the same income statement caption to which the previous accrual of provision was charged.

The risks for which the occurrence of a future liability is only possible are disclosed in the commitments and risks section of the explanatory notes, but no provision for such risk is accrued in the Consolidated Financial Statements.

Trade Payables and Other Liabilities

Trade payables and other liabilities are initially recorded at fair value, net of direct transaction costs, and subsequently measured at amortized cost using the effective interest rate method.

Revenue Recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Euticals Group and the revenue can be reliably measured, regardless of when the payment is received. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty.

Revenue from the sale of goods is recognized when the significant risks and rewards of ownership of the goods have passed to the buyer, usually on delivery of the goods, the sale price has been agreed or is determinable and the collection of payment is reasonably certain. Revenue from the sale of goods is measured at the fair value of the consideration received or receivable, net of returns and allowances, trade discounts and volume rebates.

Cost Recognition

Costs are recognized on an accrual basis relative to goods and services purchased or consumed during the year.

Income Taxes

Current taxation represents the estimated income tax due, determined on the basis of the taxable income for the year, and calculated applying the tax rates in force for the various Euticals Group companies.

Deferred tax assets and liabilities are calculated relative to the temporary differences between the carrying values of assets and liabilities and the corresponding values recognized for tax purposes, with the exception of: i) goodwill at the time of its initial recording; or ii) an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and iii) differences arising from investments in subsidiaries, where the timing of the reversal of such differences is controlled by the Group and it is likely that they will not be reversed in the reasonably foreseeable future. Deferred tax assets, including those relative to prior tax losses brought forward, for the part not compensated by deferred tax liabilities, are recorded in the Consolidated Financial Statements only when there is a reasonable certainty of their realization, by means of a sufficient taxable income for the period in which the temporary differences are reversed.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Current taxation and deferred tax assets and liabilities are recorded in the consolidated statement of income under the caption “Income tax charge for the year”, with the exception of tax relative to components of the consolidated statement of comprehensive income other than net profit and those relative to items credited or debited directly to shareholders’ equity. In these cases the deferred taxation is recorded respectively in the consolidated statement of comprehensive income and directly in shareholders’ equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

The other taxes not related to income, such as indirect taxes and duties, are recorded in the income statement under the caption “Other operating costs”.

Significant estimates and assumptions

The preparation of the Consolidated Financial Statements requires management to apply accounting principles and methods which, at times, are based upon complex subjective judgments and estimates based on past experience as well as reasonable assumptions based on the relevant circumstances. The use of these estimates and assumptions can influence the amounts reported in the Consolidated Financial Statements, such as the consolidated statement of financial position, the consolidated statement of income/(loss), the consolidated statement of comprehensive income/(loss) and the consolidated statement of cash flows, as well as the information disclosed therein. The actual results of the balances for which the above-mentioned estimates and assumptions were adopted may differ from those reported on the financial statements, due to the uncertainty which characterizes those assumptions and the conditions on which the estimates are based.

The areas which particularly require critical judgments by management in making estimates and for which a change in the conditions underlying the assumptions used could have a significant impact on the financial statements of the Group companies are briefly described below.

Impairment of tangible, intangible and financial fixed assets

Impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The fair value less costs of disposal calculation is based on available data from binding sales transactions, conducted at arm’s length, for similar assets or observable market prices less incremental costs for disposing of the asset. The value in use calculation is based on a DCF model. The cash flows are derived from the budget for the next five years and do not include restructuring activities that the Euticals Group is not yet committed to or significant future investments that will enhance the asset’s performance of the CGU being tested. The recoverable amount is sensitive to the discount rate used for the DCF model as well as the expected future cash-inflows and the growth rate used for extrapolation purposes. These estimates are most relevant to goodwill recognised by the Euticals Group. The key assumptions used to determine the recoverable amount for the different CGUs, including a sensitivity analysis, are disclosed and further explained in the Notes.

Depreciation and amortization

The cost of property, plant and equipment and of intangible assets with finite useful lives is depreciated/amortized on a straight-line basis over the estimated useful economic life of asset. The useful economic life of assets is determined by management at the acquisition date; this is based on historical experience for similar assets, market conditions and information regarding future events that could affect the useful life, for example changes in technology. As a result, the actual economic life of an asset may differ from its estimated useful life.

Deferred tax assets

Deferred tax assets are recorded for unused tax losses brought forward and other temporary differences, to the extent that it is probable that sufficient future taxable income will be available in the periods in which the temporary differences reverse and against which the tax losses carried forward can be utilized. Significant judgment is required on the part of the directors to determine the amount of deferred tax assets that can be recognized. The directors must estimate the likely timing and the level of future taxable profits as well as their future tax planning strategies. In assessing the recoverability of these deferred tax assets, the Group’s New Plan approved by the Board of Directors was taken into account.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Provisions for risks and charges

The accrual of the provisions for risks and charges is made on the basis of the best possible information available at the consolidated statement of financial position date. The determination of such accruals requires the use of estimates based both on past experience and on forecasts regarding the future outcomes of disputes or other events, which are subject to uncertainty and which could change over time, generating results that differ from those foreseen by management in preparing the financial statements.

Provision for bad debts

The provision for bad debts reflects the estimates of the future losses on the Euticals Group’s trade receivables. These estimates are based on past experience with reference to receivables with a similar level of risk, on current and past bad debts, as well as on the careful monitoring of the creditworthiness of receivables and on current and future economic and market conditions. The estimates and assumptions are reviewed periodically and the effects of any variations therein are reflected in the consolidated statement of income for the period in which they occur.

Provision for obsolescence

The Euticals Group accrues a provision for inventory obsolescence for the probable losses in the value of inventories. The determination of this accrual involves the use of estimates based upon current knowledge of factors which could change over time, giving rise to significantly different outcomes than those taken into consideration in the preparation of these Consolidated Financial Statements.

Employee benefits

The present value of the provisions for pension funds recorded in the Consolidated Financial Statements depends upon an independent actuarial calculation and on the various assumptions upon which this is based. Eventual changes in the assumptions and in the discount rate utilized are promptly reflected in the calculation of the present value and could have a significant impact on the figures in the financial statements. The assumptions utilized for the actuarial calculations are reviewed on an annual basis.

The present value of the provision is determined by discounting the future cash flows at a rate equivalent to the interest rate on high-quality corporate bonds issued in the currency in which the liability shall be liquidated and which takes into account the duration of the relative pension plan.

New and amended standards and interpretations

The Euticals Group applied for the first time certain standards and amendments, which are effective for annual periods beginning on or after January 1, 2015. The Euticals Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

The nature and the effect of these changes are disclosed below. Although these new standards and amendments applied for the first time in 2015, they did not have a material impact on the annual Consolidated Financial Statements of the Group. The nature and the impact of each new standard or amendment is described below:

Amendments to IAS 19 Defined Benefit Plans: Employee Contributions

IAS 19 requires an entity to consider contributions from employees or third parties when accounting for defined benefit plans. Where the contributions are linked to service, they should be attributed to periods of service as a negative benefit. These amendments clarify that, if the amount of the contributions is independent of the number of years of service, an entity is permitted to recognize such contributions as a reduction in the service cost in the period in which the service is rendered, instead of allocating the contributions to the periods of service. This amendment is effective for annual periods beginning on or after July 1, 2014. This amendment is not relevant to the Euticals Group, since none of the entities within the Euticals Group has defined benefit plans with contributions from employees or third parties.

Annual Improvements 2010-2012 Cycle

With the exception of the improvement relating to IFRS 2 Share-based Payment applied to share-based payment transactions with a grant date on or after July 1, 2014, all other improvements are effective for accounting periods beginning on or after July 1, 2014, and they include:

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

IFRS 2 Share-based Payment

This improvement is applied prospectively and clarifies various issues relating to the definitions of performance and service conditions which are vesting conditions. The clarifications are consistent with how the Group has identified any performance and service conditions, which are vesting conditions in previous periods. These amendments did not impact the Group’s financial statements or accounting policies.

IFRS 3 Business Combinations

The amendment is applied prospectively and clarifies that all contingent consideration arrangements classified as liabilities (or assets) arising from a business combination should be subsequently measured at fair value through profit or loss whether or not they fall within the scope of IAS 39. This is consistent with the Group’s current accounting policy and, thus, this amendment did not impact the Group’s accounting policy.

IFRS 8 Operating Segments

The amendments are applied retrospectively and clarify that:

▪	An entity must disclose the judgements made by management in applying the aggregation criteria in paragraph 12 of IFRS 8, including a brief description of operating segments that have been aggregated and the economic characteristics (e.g., sales and gross margins) used to assess whether the segments are ‘similar’.
▪	The reconciliation of segment assets to total assets is only required to be disclosed if the reconciliation is reported to the chief operating decision maker, similar to the required disclosure for segment liabilities.

The Group has not applied the aggregation criteria in IFRS 8.12.

IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets

The amendment is applied retrospectively and clarifies in IAS 16 and IAS 38 that the asset may be revalued by reference to observable data by either adjusting the gross carrying amount of the asset to market value or by determining the market value of the carrying value and adjusting the gross carrying amount proportionately so that the resulting carrying amount equals the market value. In addition, the accumulated depreciation or amortization is the difference between the gross and carrying amounts of the asset. This amendment did not have any impact to the Group’s financial statements or accounting policies.

IAS 24 Related Party Disclosures

The amendment is applied retrospectively and clarifies that a management entity (an entity that provides key management personnel services) is a related party subject to the related party disclosures. In addition, an entity that uses a management entity is required to disclose the expenses incurred for management services. This amendment is not relevant for the Group as it does not receive any management services from other entities.

Annual Improvements 2011-2013 Cycle

These improvements are effective from July 1, 2014 and they include:

IFRS 3 Business Combinations

The amendment is applied prospectively and clarifies for the scope exceptions within IFRS 3 that:

▪	Joint arrangements, not just joint ventures, are outside the scope of IFRS 3
▪	This scope exception applies only to the accounting in the financial statements of the joint arrangement itself

Euticals Group has not any joint arrangement, and thus this amendment is not relevant for the Group and its subsidiaries.

IFRS 13 Fair Value Measurement

The amendment is applied prospectively and clarifies that the portfolio exception in IFRS 13 can be applied not only to financial assets and financial liabilities, but also to other contracts within the scope of IAS 39. The Group does not apply the portfolio exception in IFRS 13.

IAS 40 Investment Property

The description of ancillary services in IAS 40 differentiates between investment property and owner-occupied property (i.e., property, plant and equipment). The amendment is applied prospectively and clarifies that IFRS 3, and not the description of ancillary services in IAS 40, is used to determine if the transaction is the purchase of an asset or a business combination. In previous periods, the Group has relied on IFRS 3, not IAS 40, in determining whether an acquisition is of an asset or is a business acquisition. Thus, this amendment did not impact the accounting policy of the Group.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

New standards, interpretations and amendments effective as of January 1, 2016

These new standards and amendments apply for the first time in 2016 and they do not have a material impact on the Consolidated Financial Statements of the Euticals Group. The nature and the impact of each new standard or amendment is described below:

Amendments to IFRS 11 Joint Arrangements: Accounting for Acquisitions of Interests

The amendments to IFRS 11 require that a joint operator accounting for the acquisition of an interest in a joint operation, in which the activity of the joint operation constitutes a business, must apply the relevant IFRS 3 principles for business combinations accounting. The amendments also clarify that a previously held interest in a joint operation is not remeasured on the acquisition of an additional interest in the same joint operation while joint control is retained. In addition, a scope exclusion has been added to IFRS 11 to specify that the amendments do not apply when the parties sharing joint control, including the reporting entity, are under common control of the same ultimate controlling party.

The amendments apply to both the acquisition of the initial interest in a joint operation and the acquisition of any additional interests in the same joint operation and are prospectively effective for annual periods beginning on or after January 1, 2016, with early adoption permitted. These amendments are not expected to have any impact on the Group.

Amendments to IAS 16 and IAS 38: Clarification of Acceptable Methods of Depreciation and Amortization

The amendments clarify the principle in IAS 16 and IAS 38 that revenue reflects a pattern of economic benefits that are generated from operating a business (of which the asset is part) rather than the economic benefits that are consumed through use of the asset. As a result, a revenue-based method cannot be used to depreciate property, plant and equipment and may only be used in very limited circumstances to amortise intangible assets. The amendments are effective prospectively for annual periods beginning on or after January 1,2016, with early adoption permitted. These amendments are not expected to have any impact to the Group given that the Group has not used a revenue-based method to depreciate its non-current assets.

Amendments to IAS 27: Equity Method in Separate Financial Statements

The amendments will allow entities to use the equity method to account for investments in subsidiaries, joint ventures and associates in their separate financial statements. Entities already applying IFRS and electing to change to the equity method in its separate financial statements will have to apply that change retrospectively.

For first-time adopters of IFRS electing to use the equity method in its separate financial statements, they will be required to apply this method from the date of transition to IFRS. The amendments are effective for annual periods beginning on or after January 1, 2016, with early adoption permitted. These amendments will not have any impact on the Group’s Consolidated Financial Statements.

Annual Improvements 2012-2014 Cycle

These improvements are effective for annual periods beginning on or after January 1, 2016. They include:

IFRS 5 Non-current Assets Held for Sale and Discontinued Operations

Assets (or disposal groups) are generally disposed of either through sale or distribution to owners. The amendment clarifies that changing from one of these disposal methods to the other would not be considered a new plan of disposal, rather it is a continuation of the original plan. There is, therefore, no interruption of the application of the requirements in IFRS 5. This amendment must be applied prospectively.

IFRS 7 Financial Instruments: Disclosures

(i) Servicing contracts

The amendment clarifies that a servicing contract that includes a fee can constitute continuing involvement in a financial asset. An entity must assess the nature of the fee and the arrangement against the guidance for continuing involvement in IFRS 7 in order to assess whether the disclosures are required. The assessment of which servicing contracts constitute continuing involvement must be done retrospectively. However, the required disclosures would not need to be provided for any period beginning before the annual period in which the entity first applies the amendments.

(ii) Applicability of the amendments to IFRS 7 to condensed interim financial statements

The amendment clarifies that the offsetting disclosure requirements do not apply to condensed interim financial statements, unless such disclosures provide a significant update to the information reported in the most recent annual report. This amendment must be applied retrospectively.

IAS 19 Employee Benefits

The amendment clarifies that market depth of high quality corporate bonds is assessed based on the currency in which the obligation is denominated, rather than the country where the obligation is located. When there is no deep market for high quality corporate bonds in that currency, government bond rates must be used. This amendment must be applied prospectively.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The amendment clarifies that the required interim disclosures must either be in the interim financial statements or incorporated by cross-reference between the interim financial statements and wherever they are included within the interim financial report (e.g., in the management commentary or risk report). The other information within the interim financial report must be available to users on the same terms as the interim financial statements and at the same time. This amendment must be applied retrospectively.

These amendments are not expected to have any impact on the Group.

Amendments to IAS 1 Disclosure Initiative

The amendments to IAS 1 Presentation of Financial Statements clarify, rather than significantly change, existing

IAS 1 requirements. The amendments clarify:

▪	The materiality requirements in IAS 1
▪	That specific line items in the statement(s) of profit or loss and OCI and the statement of financial position may be disaggregated
▪	That entities have flexibility as to the order in which they present the notes to financial statements
▪	That the share of OCI of associates and joint ventures accounted for using the equity method must be presented in aggregate as a single line item, and classified between those items that will or will not be subsequently reclassified to profit or loss

Furthermore, the amendments clarify the requirements that apply when additional subtotals are presented in the statement of financial position and the statement(s) of profit or loss and OCI. These amendments are effective for annual periods beginning on or after January 1, 2016, with early adoption permitted. These amendments are not expected to have any impact on the Group.

IFRS 16 Leases

Issued on January 13, 2016, IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract, i.e. the customer (‘lessee’) and the supplier (‘lessor’). IFRS 16 is effective for annual periods beginning on or after January 1, 2019. A company can choose to apply IFRS 16 before that date but only if it also applies IFRS 15 Revenue from Contracts with Customers.

Amendments to IAS 12: Recognition of Deferred Tax Assets for Unrealized Losses

The amendments clarify the following aspects:

▪	Unrealized losses on debt instruments measured at fair value and measured at cost for tax purposes give rise to a deductible temporary difference regardless of whether the debt instrument's holder expects to recover the carrying amount of the debt instrument by sale or by use.
▪	The carrying amount of an asset does not limit the estimation of probable future taxable profits.
▪	Estimates for future taxable profits exclude tax deductions resulting from the reversal of deductible temporary differences.
▪	An entity assesses a deferred tax asset in combination with other deferred tax assets. Where tax law restricts the utilization of tax losses, an entity would assess a deferred tax asset in combination with other deferred tax assets of the same type.

The amendments are effective for annual periods beginning on or after January 1, 2017. Earlier application is permitted.

Amendments to IAS 7: Disclosure Initiative

The amendments are intended to clarify IAS 7 to improve information provided to users of financial statements about an entity's financing activities. The amendments come with the objective that entities shall provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities

The amendments are effective for annual periods beginning on or after January 1, 2017, with earlier application being permitted.

Clarifications to IFRS 15 Revenue from Contracts with Customers

The amendments are effective for annual reporting periods beginning on or after January 1, 2018 (same effective date as IFRS 15 itself). Earlier application is permitted. The amendments address three of the five topics identified (identifying performance obligations, principal versus agent considerations, and licensing) and provide some transition relief for modified contracts and completed contracts.

Amendments to IFRS 2: Classification and Measurement of Share-based Payment Transactions

The amendments clarify the classification and measurement of share-based payment transactions. The amendments are effective for annual periods beginning on or after January 1, 2018. Earlier application is permitted.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Standards issued but not yet effective

The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these standards, if applicable, when they become effective.

IFRS 9 Financial Instruments

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments that replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. IFRS 9 brings together all three aspects of the accounting for financial instruments project: classification and measurement, impairment and hedge accounting. IFRS 9 is effective for annual periods beginning on or after 1 January 2018, with early application permitted. Except for hedge accounting, retrospective application is required but providing comparative information is not compulsory. For hedge accounting, the requirements are generally applied prospectively, with some limited exceptions.

The Group plans to adopt the new standard on the required effective date. During 2015, the Group has performed a high-level impact assessment of all three aspects of IFRS 9. This preliminary assessment is based on currently available information and may be subject to changes arising from further detailed analyses or additional reasonable and supportable information being made available to the Group in the future. Overall, the Group expects no significant impact on its balance sheet and equity except for the effect of applying the impairment requirements of IFRS 9. The Group expects a higher loss allowance resulting in a negative impact on equity and will perform a detailed assessment in the future to determine the extent.

(a) Classification and measurement

The Group does not expect a significant impact on its balance sheet or equity on applying the classification and measurement requirements of IFRS 9. It expects to continue measuring at fair value all financial assets currently held at fair value. Quoted equity shares currently held as available-for-sale with gains and losses recorded in OCI will be measured at fair value through profit or loss instead, which will increase volatility in recorded profit or loss. The AFS reserve currently in accumulated OCI will be reclassified to opening retained earnings. Debt securities are expected to be measured at fair value through OCI under IFRS 9 as the Group expects not only to hold the assets to collect contractual cash flows but also to sell a significant amount on a relatively frequent basis.

The equity shares in non-listed companies are intended to be held for the foreseeable future. The Group expects to apply the option to present fair value changes in OCI, and, therefore, believes the application of IFRS 9 would not have a significant impact. If the Group were not to apply that option, the shares would be held at fair value through profit or loss, which would increase the volatility of recorded profit or loss.

Loans as well as trade receivables are held to collect contractual cash flows and are expected to give rise to cash flows representing solely payments of principal and interest. Thus, the Group expects that these will continue to be measured at amortised cost under IFRS 9. However, the Group will analyse the contractual cash flow characteristics of those instruments in more detail before concluding whether all those instruments meet the criteria for amortised cost measurement under IFRS 9.

(b) Impairment

IFRS 9 requires the Group to record expected credit losses on all of its debt securities, loans and trade receivables, either on a 12-month or lifetime basis. The Group expects to apply the simplified approach and record lifetime expected losses on all trade receivables. The Group expects a significant impact on its equity due to unsecured nature of its loans and receivables, but it will need to perform a more detailed analysis which considers all reasonable and supportable information, including forward-looking elements to determine the extent of the impact.

(c) Hedge accounting

The Group believes that all existing hedge relationships that are currently designated in effective hedging relationships will still qualify for hedge accounting under IFRS 9. As IFRS 9 does not change the general principles of how an entity accounts for effective hedges, the Group does not expect a significant impact as a result of applying IFRS 9. The Group will assess possible changes related to the accounting for the time value of options, forward points or the currency basis spread in more detail in the future.

IFRS 14 Regulatory Deferral Accounts

IFRS 14 is an optional standard that allows an entity, whose activities are subject to rate-regulation, to continue applying most of its existing accounting policies for regulatory deferral account balances upon its first-time adoption of IFRS. Entities that adopt IFRS 14 must present the regulatory deferral accounts as separate line items on the statement of financial position and present movements in these account balances as separate line items in the statement of profit or loss and OCI. The standard requires disclosure of the nature of, and risks associated with, the entity’s rate-regulation and the effects of that rate-regulation on its financial statements.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The European Commission has decided not to launch the endorsement process of this interim standard and to wait for the final standard.

Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

The amendments address the conflict between IFRS 10 and IAS 28 in dealing with the loss of control of a subsidiary that is sold or contributed to an associate or joint venture. The amendments clarify that the gain or loss resulting from the sale or contribution of assets that constitute a business, as defined in IFRS 3, between an investor and its associate or joint venture, is recognized in full. Any gain or loss resulting from the sale or contribution of assets that do not constitute a business, however, is recognized only to the extent of unrelated investors’ interests in the associate or joint venture. These amendments must be applied prospectively and are effective for annual periods beginning on or after January 1, 2016, with early adoption permitted. These amendments are not expected to have any impact on the Group.

Amendments to IFRS 10, IFRS 12 and IAS 28 Investment Entities: Applying the Consolidation Exception

The amendments address issues that have arisen in applying the investment entities exception under IFRS 10.

The amendments to IFRS 10 clarify that the exemption from presenting Consolidated Financial Statements applies to a parent entity that is a subsidiary of an investment entity, when the investment entity measures all of its subsidiaries at fair value.

Furthermore, the amendments to IFRS 10 clarify that only a subsidiary of an investment entity that is not an investment entity itself and that provides support services to the investment entity is consolidated. All other subsidiaries of an investment entity are measured at fair value. The amendments to IAS 28 allow the investor, when applying the equity method, to retain the fair value measurement applied by the investment entity associate or joint venture to its interests in subsidiaries.

These amendments must be applied retrospectively and are effective for annual periods beginning on or after January 1, 2016, with early adoption permitted. These amendments are not expected to have any impact on the Group.

4.	FINANCIAL RISK MANAGEMENT

The Group is exposed to the following financial risks during the course of its normal business operations: market risks (exchange risk and interest rate risk), credit risk, liquidity risk and capital risk.

The Group’s risk management strategy is designed to minimise the potential negative effects on the financial performance of the Group. Certain types of risk are managed through the recourse to derivative instruments. The management of risk is centralized in the financial management function, which identifies, evaluates and seeks to cover all financial risks in strict collaboration with the Group’s operating units. The financial management function provides indication to enable the monitoring of risk management, providing indication by specific area such as: the interest rate risk, the exchange rate risk and the use of derivative and non-derivative instruments.

Market Risks

The Group is exposed to the following types of market risk:

Interest Rate risk

The Group’s exposure to interest rate risk derives mainly from the fact that the Group companies carry out commercial activities for which, in certain periods of the year, it makes use of loans and overdrafts at variable interest rates in order to meet its financial requirements. The Group decided not to resort to the use of specific hedging instruments to cover the total interest rate risk, in that, given the present level of financial indebtedness and of interest rates, the potential costs would most probably outweigh the potential benefits.

The unhedged financial borrowings at variable interest rates represent the principal element of risk due to the potential impact on the financial statements of an increase in market interest rates.

An analysis of the Euticals Group’s financial indebtedness shows that all of its long and short term borrowings are subject to variable interest rates (mainly Euribor 3-months or 6-months rates).

All other rates being equal, had the variable interest rate been 1% higher/lower than that registered at December 2015 and 2014, the net profit/(loss) for the year, net of the relative fiscal effects would not have undergone any significant changes.

It should be noted that at December 31, 2015, the interest rate risk related to the Euticals Group’s medium-long term "amortizing" loans from a Pool of Banks has been partially hedged through the utilization of IRS contracts.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Exchange rate risk

Approximately 40% of the Euticals Group’s turnover is denominated in US dollar and therefore it is subject to exchange rate risk. The hedging measures against currency risk adopted by the Euticals Group include a "natural" hedging of purchases in USD and use of derivative financial instruments - such as flexible forward contracts – which are not of financial speculation nature. The Group carries out tests on the effectiveness of these hedges, which enable it to identify, as described further in Note 6.11 “Current and Non-current Financial Liabilities”, the effective and ineffective portion of the hedge.

Had the exchange rate been 10% higher than that registered at December 31, 2015 and 2014, all other rates being equal, the results for the above years, net of the relative fiscal effect would not have undergone any significant variation.

Product risk

The Group has evaluated the risk linked to the non-conformity of its products to be relatively remote, based on its past experience and on its high levels of customer satisfaction. However the Group has stipulated specific insurance policies that adequately cover the Group against the possible occurrence of such risk and that are subject to review on an annual basis.

Risks linked to the legislative and regulatory development in the pharmaceutical sector

The pharmaceuticals sector is characterized by a high level of local, national and international regulation that has an effect at all levels of the Group’s business. The pharmaceuticals sector is also subject to national and international technical legislation governing the research, development, manufacture and distribution of pharmaceuticals and the relative scientific information disclosure requirements. The Group carries out a policy of constant monitoring, at corporate and branch level, of the legislative developments in all of the markets in which it operates in order to identify changes and adapt thereto in a timely and appropriate manner.

Emerging country risk

The Euticals Group strategy includes the expansion of its activities into emerging economies with a high potential for future development and characterized by solid rates of growth (e.g. Central and Eastern Europe, the Middle East and North Africa). These countries could present risks linked to the political instability and economic, currency, legislative or fiscal uncertainty.

Competitive risk

Similar to any other company operating in the pharmaceuticals sector, the Euticals Group is subject to competition from other products that could lead to a reduction of its market share. The Euticals Group manages this risk by adopting a policy of progressive diversification and enrichment of its product portfolio, in order to reduce its dependence upon a limited number of products. In the pharmaceuticals sector there is the risk that delays in the process of development of the granting of the necessary authorization by the Regulatory Authorities could prevent the Euticals Group from fulfilling the plan for the launch of new products with a potential impact on the profitability. Furthermore, the abovementioned conditions could delay planned growth target achievement. In order to mitigate such risk, the Euticals Group adopts both a strategy of improvement and balancing of its products pipeline between products linked to dossiers still pending in the registration phase, products already registered and other products at different stages of development, as well as strategies of geographical diversification designed to limit the Euticals Group’s dependency upon the Regulatory Authorities of any single country.

Credit Risk

The credit risk consists of the risk of the failure to collect payment from debtors for trade receivables. The Euticals Group’s capacity to operate and to fulfill its obligations towards the banking system and towards its suppliers is dependent upon the regular cash flows deriving from the payments received from customers. In order to mitigate the credit risk related to trade receivables, the Group has introduced procedures aimed to ensuring that sales are addressed only to those customers considered creditworthy on the basis of past experience and of information available. Furthermore, the Euticals Group has always carried out a careful monitoring of trade receivables.

The amount of financial assets considered to be of doubtful recovery is however covered by appropriate accruals for bad debts provision.

Liquidity Risk

The liquidity risk is linked to the Euticals Group’s capacity to fulfill its commitments related mainly to its financial liabilities. A prudent management of the liquidity risk arising from the Euticals Group’s normal business operations implies maintaining an adequate balance of cash and cash equivalents and the availability of financial resources through adequate credit lines.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2015, available credit facilities amounted to Euro 43,600, of which the balance utilized amounted to Euro 33,920.

As described above, on April 1, 2015 Euticals S.p.A. and the Pool of Banks signed the Amending Agreement, amending the 2011 loan contract; this agreement specifies, amongst other things, a significant reduction in the repayment installment foreseen for the year 2015, providing an increase in the liquidity available for business operations and for the projects of restructuring and growth.

In general, the financial management function continues to put a focus on the cash flows and financial debt management, looking to maximize the cash flows generated from operations. This has enabled the Company to reimburse all of the loans matured during the year 2015.

Therefore, the Euticals Group’s access to financial resources was sufficient to cover its current requirements.

The tables below show the future cash flows expected relative to the liabilities in existence at December 31, 2015 and 2014:

	At December 31, 2015
(in thousands Euro)	Total	< 1 year	1-5 years	>5 years
Current and Non-current financial liabilities	90,820	33,972	56,848	-
Financial payables to Lauro 57	3,062	3,062	-	-
Convertible Bond	-	-	-	-
Financial leasing	1,580	511	1,069	-
Other liabilities	13,693	13,693	-	-
Trade payables	30,586	30,586	-	-
Foreign exchanges and rate derivatives	2,071	1,337	734	-

	At December 31, 2014
(in thousands Euro)	Total	< 1 year	1-5 years	>5 years
Current and Non-current financial liabilities	92,998	92,998	-	-
Financial payables to Lauro 57	13,573	13,573	-	-
Convertible Bond	20,000	20,000	-	-
Financial leasing	1,854	421	679	754
Other liabilities	14,910	14,910	-	-
Trade payables	29,920	29,920	-	-
Foreign exchanges and rate derivatives	658	658	-	-

Capital Management

The principal aim of the Euticals Group’s capital management strategy is to safeguard the continuity of the Euticals Group’s business in order to guarantee a return for shareholders and benefits for the other stakeholders. The Euticals Group also seeks to maintain a sustainable capital structure in order to reduce borrowing costs.

Fair Value

Recurring fair value measurements

The fair value of the derivative instruments in 2015 amounts to a total of Euro 2,071 comprised of Euro 405 for Interest Rate Swap (“IRS”) and Euro 1,666 exchange rate derivatives. In 2014, the only derivate in existence regarded IRS contracts for Euro 658. The fair value of these instruments is classified under Level 2.

The carrying value of cash and cash equivalents approximates fair value based on the short maturity of these investments.

Non-recurring fair value measurements

Refer to Note 13 for the fair value of assets held for sale.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Disclosure of fair value related to financial assets and liabilities not measured at fair value

The fair value of trade receivables and of other current financial assets, of trade and other payables and of other current financial liabilities recorded in the statement of financial position using the amortized cost method, is in line with the carrying values recorded in the Consolidated Financial Statements as at December 31, 2015 and 2014. These balances are mainly related to short-term commercial transactions.

The non-current financial assets and liabilities are regulated or considered at market rates and, therefore, we believe that the fair value thereof is in line with their relative carrying values.

The table below classifies financial liabilities by category at December 31, 2015 and 2014:

	At December 31, 2015
(in thousands of Euro)	Fair Value Hierarchy *	Loans and receivables	Financial assets and liabilities held for trading	Financial assets and liabilities measured at fair value	Total financial assets and liabilities
Liabilities
Current and non-current financial liabilities	Level 2	90,820	2,071	-	92,891
Financial payables to Lauro 57	Level 3	3,062	-	-	3,062
Financial Leasing	Level 2	-	-	1,580	1,580
Total financial liabilities		93,882	2,071	1,580	97,533

*Fair value Hierarchy: Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities; Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable; Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

	At December 31, 2014
(in thousands of Euro)	Fair Value Hierarchy *	Loans and receivables	Financial assets and liabilities held for trading	Financial assets and liabilities measured at fair value	Total financial assets and liabilities
Liabilities
Current and non-current financial liabilities	Level 2	92,998	658	-	93,656
Convertible Bond	Level 3	-	20,000	-	20,000
Financial payables to Lauro 57	Level 3	-	13,573	-	13,573
Financial leasing	Level 2	-	-	1,854	1,854
Total financial liabilities		92,998	34,231	1,854	129,083

*Fair value Hierarchy: Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities; Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable; Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

Fair value of the Convertible Bond and the financial payables to Lauro 57 have been calculated using Discounted Cash Flow with normal curve of risk free interest rates plus a spread calculated in accordance with loan agreement.

In 2015 and 2014, there were no transfers between levels in the fair value hierarchy.

The Group has no financial investments held to maturity.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.	Intangible assets

The table below shows the breakdown of Intangible assets and the movements in the years ended December 31, 2015 and 2014:

(in thousands of Euro)	Goodwill	Capitalized development costs	Concessions, licences, trademarks and similar rights	Software and other Intangible assets	Assets under construction	Total
At December 31, 2013	15,309	3,708	121	1,777	3,525	24,440
Of which:
- historical cost	15,309	13,510	2,947	11,968	3,525	47,259
- accumulated amortization		(9,802)	(2,826)	(10,191)		(22,819)

Additions	-	1,814	-	538	3,144	5,496
Amortization	-	(2,068)	(12)	(714)	-	(2,794)
Disposals	-	-	-	-	-	0
Impairment	-	(1,245)	-	-	-	(1,245)
Reclassification	-	2,278	(86)	86	(2,278)	0
Foreign exchange differences	-	101	-	-	-	101
At December 31, 2014	15,309	4,588	23	1,687	4,391	25,998
Of which:
- historical cost	15,309	16,457	2,861	12,592	4,391	51,610
- accumulated amortization	-	(11,869)	(2,838)	(10,905)		(25,612)

Additions	-	164	-	38	4,500	4,702
Amortization	-	(3,193)	(12)	(579)	-	(3,784)
Impairment	-	(1,760)	-	-	-	(1,760)
Reclassification	-	3,871	-	10	(3,881)	-
Foreing exchange differences	-	153	-	-	-	153
At December 31, 2015	15,309	3,823	11	1,156	5,010	25,309
Of which:
- historical cost	15,309	18,885	2,861	12,640	5,010	54,705
- accumulated amortization	-	(15,062)	(2,850)	(11,484)	-	(29,396)

During the year 2015, Euticals increased the number of projects related to the development of new active substances in the following therapeutic areas:

•	anti-cancer drugs, which represent a cornerstone of the Group’s production and for which the Group has 2 manufacturing plants dedicated respectively to oral cancer drugs and intravenous cancer drugs;
•	immune-suppressants, for which the starting materials are produced internally in designated sites within the Group using fermentation and subsequent chemical transformation of fermentation products;
•	receptor antagonists, innovative molecules for the treatment of widespread liver and intestinal diseases;
•	slow release bronchodilators; these are products with a high margin and low production volumes, with a complex crystalline structure, that makes the development thereof extremely difficult, due mainly to the low dosage which is measured in micrograms;
•	smart drugs, molecules to improve cognitive skills.

All of these products are considered strategic in order to expand the Group’s product portfolio in its existing therapeutic categories, in certain cases strengthening the specific activities that distinguish the Group within the API market. The complexity of the industrial processes and the growing presence in the market of competitors, render it necessary to dedicate expert resources on a continual basis.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

During the year 2015 the Group’s activities were concentrated on the improvement of the main products contained in its product portfolio, such as Minocycline, 4FBA, Propofol, Hydroxyurea, GPC and Dihydroergotamine mesylate.

During the year 2014, the Group concentrated on the development of the Active Pharmaceuticals Ingredients necessary for the following therapeutic areas:

•	anti-cancer, which represent a cornerstone of the Group’s production and for which the Group has 2 manufacturing plants dedicated respectively to oral cancer drugs and intraveneous cancer drugs;
•	Immune-suppressant, for which the starting material are produced internally in designated sites within the Group using fermentation and subsequent chemical transformation of fermentation products;
•	Hormone Replacement;
•	bronchodilator a long action; these are products of very difficult development due to a complex crystalline structure. For this reason, they have very high margins against low production volumes that are measured in micrograms;
•	controlled substances produced at the American manufacturing plant at Springfield.

In 2014, the Group registered two patents relative to new API with an excellent potential in terms of profit margins and of future sales volumes on the worldwide market.

Goodwill relates to business combinations occurred in previous years and is related to Italian operations.

Goodwill is subject to an impairment test at each year-end or more frequently in the presence of indicators of impairment. In addition, further information regarding the impairment tests carried out is provided below.

Goodwill is allocated to the respective cash-generating unit or groups of cash-generating units (CGU) to which it belongs. In particular, the CGU identified, which represents “the smallest identifiable group of assets that generates cash flows that are largely independent of the cash inflows from other assets or groups of assets” (IAS 36), is the geographic area in which the Euticals Group carried out manufacturing activities at the date in which the goodwill was generated.

For impairment test purposes, goodwill has been allocated on the basis of appropriate groupings which reflect the Euticals Group’s strategic goals, as well as on the basis of the manner in which the goodwill was created.

The recoverable value of the cash-generating unit, or groups of cash-generating units, to which the single goodwill are allocated, is assessed through the determination of the value in use.

The impairment method used is based on Discounted Cash Flows, deriving from the New Plan approved by the Board of Directors of Euticals in March 2016. Although the New Plan covers the period 2016-2018, the period of reference for the purposes of the impairment test is five years (2016-2020). For the impairment test related to the goodwill at December 31, 2014 the Group used a plan that covered the period 2015 – 2022 approved by the Board of Directors in November 2014.

The projection of the terminal value was calculated starting from the gross operating result of the last year considered for the purposes of the test (2020) and estimating a normalized cash flow that does not take account of variations in working capital and includes only capital expenditure for the maintenance and replacement of assets. The terminal value was therefore calculated as the perpetuity obtained by capitalizing the net cash flow of the year 2020, at a rate of discount determined for each country of reference for the different CGU.

The WACC used in the various CGU changes depending on: (i) the different risk free rate (as to the yield from 10-year government bonds of the country of reference of the CGU); (ii) the different specific risk rates of the execution risk related to the expected future cash flows. This risk factor reflects the past differences between forecasts and actual figures as well as from future valuations of business initiatives; (iii) the different borrowing costs as the expected rate of inflation in the single currency zones for each CGU.

The parameters have been obtained from public available sources. A net interest tax rate was applied to cash flows.

The table below shows the principal "Key assumptions" used by the Euticals Group’s management in order to estimate the recoverable value (corresponding to the value in use) of each CGUs to which the goodwill is allocated:

Key assumptions	2015	2014
Rate of long-term growth	1.3%	1.5%
Rate of discount	6.9%	8.0%

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Euticals Group has carried out some “sensitivity analyses”, changing both the WACC (+/-0.5%) and the long-term growth rate (+/- 0.5%). These analyses confirmed the reasonableness of the test results, while only in the unlikely event of a long-term growth rate less than 0.5% and an increase of 0.5% in WACC there would be a loss of less than 9% in goodwill.

The “sensitivity analyses” related to the Euro/US Dollar exchange rate (+/- 0.5%) have confirmed the reasonableness of the results of the test and the absence of losses in value.

6.	Property, plant and equipment

The table below shows the breakdown of Property, plant and equipment and the movements for the years ended December 31, 2015 and 2014:

(in thousands of Euro)	Land and buildings	Plant and machinery	Industrial and commercial equipment	Other assets	Assets under construction and advances	Total
At December 31, 2013	34,209	38,077	1,637	492	12,011	86,426
Of which:
- historical cost	73,019	227,064	19,330	8,079	12,011	339,503
- accumulated amortization	(38,810)	(188,987)	(17,693)	(7,587)	-	(253,077)

Additions	7	1,062	218	38	6,744	8,069
Disposals	(1,498)	(2,843)	(69)	(21)	(583)	(5,014)
Depreciation	(1,978)	(8,109)	(620)	(235)	-	(10,942)
Reclassification	-	4,875	417	61	(5,353)	-
Impairment	(792)	(1,500)	(36)	(9)	-	(2,337)
Exchange differences	536	152	28	2	232	950
At December 31, 2014	30,484	31,714	1,575	328	13,051	77,152
Of which:
- historical cost	71,272	228,810	19,888	8,150	13,051	341,171
- accumulated amortization	(40,788)	(197,096)	(18,313)	(7,822)	-	(264,019)

Additions	190	1,690	328	46	7,841	10,095
Disposals	-	(119)	-	-	-	(119)
Depreciation	(2,030)	(7,053)	(483)	(129)	-	(9,695)
Reclassification	636	6,524	175	5	(7,340)	-
Exchange differences	515	190	2	3	315	1,025
At December 31, 2015	29,795	32,946	1,597	253	13,867	78,458
Of which:
- historical cost	72,613	237,095	20,393	8,204	13,867	352,172
- accumulated amortization	(42,818)	(204,149)	(18,796)	(7,951)	-	(273,714)

Property, plant and equipment include assets held under financial leasing contracts for Euro 4,414 at December 31, 2015 and Euro 4,934 at December 31, 2014.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The capital expenditure during the years ended December 31, 2015 and 2014 represent the investment necessary for the constant modernization of the Group’s manufacturing plant and for compliance with environmental and safety regulations.

Capital expenditures related to 2015 were mainly directed toward:

a)	an increase in the production capacity of main products (Sucralfate Minociclina, Controlled substance) and to centralize the analysis activity through the revamping of Rozzano plant's microbiology laboratory;
b)	an improvement of the GMP production in compliance with AIFA and FDA guidelines;
c)	an improvement of the safety and environmental protections mainly related to managing risks associated with the pressure equipment;
d)	waste purification plant, upgrading of the synthesis 3 offgasses network is in course.

Moreover the Group completed the investments required to restart production activity in Varese plant and started investments needed to transfer the production from Casaletto to other Group plants.

Capital expenditures related to 2014 were mainly directed toward:

a)	an increase in the production capacity of main products (High potent, Propofol finishing area, CMO/CS) at the German site;
b)	the continuous improvement of the GMP production in compliance with AIFA and FDA guidelines;
c)	the continuous improvement of the safety and environmental protection mainly related to managing risks associated with optical and acoustic alarm signals, improve the "solvent handling”.

The US subsidiary has carried out work throughout the entire plant aimed at Energy Saving and for the prevention of damages caused by caused by ice and frost and started an investment for the debottlenecking of the pilot unit by means of the installation of a filter dryer.

Depreciation of property, plant and equipment is consistent in the years 2015, 2014 and 2013.

7.	Deferred tax assets and liabilities

Deferred tax assets and liabilities are detailed as follows:

	At December 31,
(in thousands of Euro)	2015	2014
Deferred tax assets	13,206	11,043
Deferred tax liabilities		(163)

Deferred taxation is determined on the basis of the taxable temporary differences between the carrying values of assets and liabilities in the Consolidated Financial Statements and their relative fiscal values and is classified under non-current assets and liabilities.

In conformity with IAS 12, the deferred tax liabilities and the deferred tax assets are offset and shown as a net balance where such compensation is allowed by law and where the deferred taxes relate to the same fiscal jurisdiction. The table below gives details of the offsets applied for each individual country at the end of each year.

(in thousands of Euro)	Italy	France	Germany	US	Consolidation adj	Total
Deferred tax assets
At December 31, 2014	10,718	2,090	712	1,798	17	15,335
At December 31, 2015	11,987	2,382	651	2,472	35	17,527

Deferred tax liabilities
At December 31, 2014	(2,017)	(2,253)	(185)	-	-	(4,455)
At December 31, 2015	(2,018)	(2,253)	(50)	-	-	(4,321)

Net deferred taxes
At December 31, 2014	8,701	(163)	527	1,798	17	10,880
At December 31, 2015	9,969	129	601	2,472	35	13,206

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets at December 31, 2015 and 2014 are detailed as follows:

Deferred tax assets (in thousands of Euro)	Difference in value of property, plant and equipment and intangible assets	Provisions for risks and charges and other provisions	Valuation of financial instruments	Tax losses and other items	Total
Balance at December 31, 2013	3,363	4,816	287	1,934	10,400
Effect on income statement	1,035	984	45	2.945	5,009
Effect on statement of comprehensive income	-	-	(151)	77	(74)
Balance at December 31, 2014	4,398	5,800	181	4,956	15,335
Effect on income statement	(61)	1,604	(76)	514	1,981
Effect on statement of comprehensive income		(59)	270	-	211
Balance at December 31, 2015	4,337	7,345	375	5,470	17,527

The deferred tax assets at December 31, 2015 relative to tax losses carried forward amount to Euro 4,047 and were recorded given that on the basis of the New Strategic Plan approved by the Directors, the existence of sufficient future taxable income against which to offset these losses is considered probable; the recoverable value of deferred tax assets recorded in the financial statements is in fact subject to review at each year-end.

Tax losses brought forward from prior years amount to Euro 16,656, for which the Group has recognized deferred tax assets for the entire amount thereof: these losses are due mainly to non-recurring factors linked to the corporate restructuring commenced in the past two/three years and which is expected to generate economic benefits starting from next year.

Deferred tax liabilities at December 31, 2015 and 2014 are detailed as follows:

Deferred tax liabilities (in thousands of Euro)	Difference in value of property, plant and equipment and intangible assets	Employee benefits	Valuation of financial instruments	Other	Total
Balance at December 31, 2013	2,931	1,683	-	70	4,684
Effect on income statement	(67)	(98)	-	9	(155)
Effect on statement of comprehensive income	-	(73)	-	-	(73)
Balance at December 31, 2014	2,864	1,512	-	79	4,455
Effect on income statement	(134)	-	-	-	(134)
Effect on statement of comprehensive income	-	-	-	-	-
Balance at December 31, 2015	2,730	1,512	-	79	4,321

Deferred tax liabilities are mainly related to the effect of IAS 17, amortized cost and goodwill from Poli and Prochisa mergers occurred prior of 2013..

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	Other current and non-current assets

Other current and non-current assets are detailed as follows:

	At December 31,
(in thousands of Euro)	2015	2014
Security deposits	92	70
Other non-current assets	2,808	1,746
Total other non-current assets	2,900	1,816

Advance payments and others	653	414
Other current assets	1,298	2,962
Total other current assets	1,951	3,376

Other non-current assets at December 31, 2015 include:

•	minority interests for Euro 209;
•	long term financing to minorities (loan to Gold Knight) for Euro 590;
•	governmental grants for R&D for Euro 1,812;

Other current assets at December 31, 2015 include:

•	advance payment to suppliers for Euro 761;
•	short term financing to minorities for Euro 233;
•	Other Receivable and reimbursement for Euro 160.

Other non-current assets at December 31, 2014 include:

•	minority interests for Euro 209;
•	long term financing to minorities (loan to Gold Knight) for Euro 590;
•	deposit for Euro 832;

Other current assets at December 31, 2014 include:

•	advance payment to suppliers for Euro 2,295;
•	short term financing to minorities for Euro 233;

The “Advance payments” refer mainly to sums paid in advance for services received after the year-end.

9.	Inventories

Inventory at December 31, 2015 and 2014 is detailed as follows:

	At December 31,
(in thousands of Euro)	2015	2014
Raw materials expenses	18,209	15,986
Works in progress	20,831	20,692
Finished products	22,147	27,613
Total inventories	61,187	64,291

Inventories, net of the obsolescence provision, as at December 31, 2015 decreased by Euro 3,104 as a result of the following:

(i)	the decrease in sales volumes with respect to forecasts;
(ii)	the improvement in the inventory/production planning process;
(iii)	the lower level of utilization of production capacity;
(iv)	the increase in the provision for obsolescence, as detailed below.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The more significant variations in inventory related to (i) Italy following the significant reduction in certain finished products, in particular API, only partially offset by the increase in raw materials in connection with the restart of production in the new year; (ii) France increase of finished products was due to the postponement of certain deliveries of CMO/CS orders initially scheduled for the year-end.

The inventories in the USA and Germany as at December 31, 2015, remained substantially in line with those of the previous year.

The finished products and goods for sale are shown net of the provision for obsolescence, the movements in which are detailed below:

Balance at December 31, 2013	(10,447)
Provision	(4,384)
Utilization	96
Releases	2,126
Exchange rate difference	(207)
Balance at 31 December 2014	(12,816)
Provisions	(2,453)
Utilisations	347
Releases	308
Exchange rate difference	4
Balance at 31 December 2015	(14,610)

10.	Trade receivables

Trade receivables are detailed as follows:

	At December 31,
(in thousands of Euro)	2015	2014
Trade receivables and other current receivables	44,887	42,965
Allowance for doubtful current accounts receivable	(794)	(723)
Total trade receivables	44,093	42,242

The table below shows the ageing analysis of trade receivables at December 31, 2015 and 2014, net of the relative provision for bad debts.

	At December 31,
(in thousands of Euro)	2015	2014
Current	32,380	37,556
Past due 0-30 days	8,316	2,782
Past due 31-90 days	1,741	1,113
Past due 91-180 days	376	158
Past due 181-360 days	1,241	633
Past due over 360 days	39	-
Total	44,093	42,242

The table below shows the movements in the Provision for bad debts:

Balance at 31 December 2013	1,193
Provisions	130
Releases/utilizations	(600)
Balance at 31 December 2014	723
Provisions	121
Releases/utilizations	(50)
Balance at 31 December 2015	794

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Trade receivables, gross, increased from Euro 42,965 at December 31, 2014 to Euro 44,887 at December 31, 2015 as a result of the higher sales volumes.

11.	Tax receivables

Tax receivables are comprised as follows:

	At December 31,
(in thousands of Euro)	2015	2014
VAT receivables	252	132
IRAP reimbursement receivables	330	330
IRES income tax receivables	119	-
IRAP tax receivables	125	393
Other tax receivables	383	84
Total tax receivables	1,209	939

Tax receivables are mainly related to advance payment on Corporate tax.

12.	Cash and cash equivalents

Cash and cash equivalents are detailed as follows:

	At December 31,
(in thousands of Euro)	2015	2014
Bank accounts	26,431	13,336
Cash on hand	14	14
Total cash and cash equivalents	26,445	13,350

The table below shows the analysis of the Group’s cash and cash equivalents by currency at December 31, 2015 and 2014:

	At December 31,
(in thousands of Euro)	2015	2014
Cash and cash equivalents in Euro	9,420	6,835
Cash and cash equivalents in USD and other currencies	17,025	6,515
Total cash and cash equivalents	26,445	13,350

The variation in cash and cash equivalents is shown in detail in the consolidated statements of cash flow.

The cash and cash equivalents includes a restricted deposit of Euro 100, as guarantee for certain bank credit facilities of the subsidiary Chorisis S.r.l..

13.	Assets and Liabilities held for sale

In 2014, the assets and liabilities related to the Casaletto Lodigiano plant that were part of the industrial rationalisation foreseen by the New Plan were disclosed as being an “asset held for sale”, on the basis of:

-	preliminary discussions started on February 2014 with a potential buyer and a signed confidentiality agreement;
-	the resolution for the sale thereof adopted by the Board of Directors of Euticals SpA in November 2014.
-	launch for the sale of the site at the end of 2014;
-	preliminary purchase agreement proposed by the buyer on February 19, 2015.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	At December 31,
(in thousands of Euro)	2015	2014
Asset	2,055	5,000
Asset held for sale	2,055	5,000
Employee benefit	(374)	(392)
Other employee liabilities	(270)	(279)
Liabilities held for sale	(644)	(671)

In accordance with the requirements of IFRS 5, the assets held for sale have been written down to fair value net of selling costs, which amounts to Euro 2,055 at December 31, 2015, lower than the preliminary sale price of Euro 5,000 estimated at December 31, 2014 as per the preliminary agreement between the parties. The 2015 fair value was determined on the basis of the sale price foreseen for the sale contract of the business unit stipulated on January 14, 2016, and therefore was evaluated as Level 2 of the fair value hierarchy. The write-down, equivalent to Euro 2,945 (related to the fair value adjustment of the assets held for sale), was recorded within “Depreciation, Amortization and Asset value adjustments” for the year ended December 31, 2015.

14.	Shareholders’ Equity

At December 31, 2015 the share capital of Euticals, fully underwritten and paid up, amounting to Euro 40,828 and is comprised of 65,852,365 ordinary shares with a nominal value of Euro 0.62.

There are no minority interests in share capital nor are there any own shares held by the parent company or by its subsidiaries.

On April 15, 2015 Euticals shareholders’ meeting resolved a share capital increase of Euro 6,457 through the conversion of the Convertible Bond, with the corresponding issuance of 10,415,582 shares with a nominal value of € 0.62.

The difference between the nominal amount of the Convertible Bond including capitalized interest and that of the newly issued shares, equivalent to Euro 16,096, was recorded in the equity reserve "Additional Paid-in Capital”.

For other reserves, please refer to the details provided in the consolidated statements of changes in shareholders’ equity.

15.	Current and Non-Current Financial liabilities

Current and non-current financial liabilities as at December 31, 2015 and 2014 include the following:

	At December 31, 2015
(in thousands of Euro)	Within 12 months	Between 1 and 5 years	Beyond 5 years	Total
Loan from Pool of Banks*	2,285	56,848	-	59,133
Financial payables to Lauro 57	3,062	-	-	3,062
Bank overdraft	31,687	-	-	31,687
Derivative financial instruments	1,337	734	-	2,071
Financial lease obligations	511	1,069	-	1,580
Total	38,882	58,651	-	97,533
* Net of amortized costs

	At December 31, 2014
(in thousands of Euro)	Within 12 months	Between 1 and 5 years	Beyond 5 years	Total
Loan from Pool of Banks*	61,568	-	-	61,568
Financial payables to Lauro 57	13,573	-	-	13,573
Bank overdraft	31,430	-	-	31,430
Derivative financial instruments	658	-	-	658
Financial lease obligations	421	679	754	1,854
Convertible Bond	20,000	-	-	20,000
Total	127,650	679	754	129,083
* Net of amortized costs

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The table below shows the main loans at December 31, 2015 and 2014:

(in thousands of Euro)	Bank	Opening Date	Currency	Original loan amount	Balance at December 31, 2015	Interest rate at December 31, 2015	Maturity date
Loans	Pool of Banks	February 2011	EUR	98,700	60,489	4,42%	December 31, 2019

	Bank	Opening Date	Currency	Original loan amount	Balance at December 31, 2014	Interest rate at December 31, 2014	Maturity date
Loans	Pool of Banks	February 2011	EUR	98,700	62,489	4,04%	December 31, 2019

The long-term loan was stipulated on February 2011 with a Pool of Banks comprised of Intesa San Paolo, GE Capital, Banca Popolare di Milano and Mediocreval and contained a series of financial covenants, the parameters of which to be calculated with reference to the Group’s Consolidated Financial Statements.

At December 31, 2014 this loan was classified as payable within 12 months, given that, on the basis of the Consolidated Financial Statement figures, suitably adjusted in line with the provisions of the loan contract, certain of the abovementioned parameters had not been adhered to.

On April 1, 2015 the Amending Agreement to the loan contract was signed, under which the new repayment installment due within 12 months of December 31, 2015 amounts to Euro 2.5 million. The Amending Agreement called for the rescheduling of the loan repayments as shown below:

Year	Repayment instalments (in thousands of Euro)
2016	2,500
2017	9,400
2018	17,500
2019	19,489
2020	11,600
Total	60,489

The Amending Agreement also considers the revision, in accordance with the New Plan, of the financial parameters upon which the Group’s performance shall be measured during the remaining loan period; these parameters had been met as at December 31, 2015.

The table below shows the breakout of the Group’s financial lease obligations:

	At December 31,
(in thousands of Euro)	2015	2014
Land and buildings	1,065	1,197
Plant and machinery	515	657
Total	1,580	1,854

16.	Employee Benefits

These include the balance payable relative to employee termination indemnity (TFR) for the Group’s employees in Italy as well as the liability for pension plans applied in other countries.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the movements during the years ended December 31, 2015 and 2014:

	At December 31,
(in thousands of Euro)	2015	2014
Balance at the beginning of the period	11,222	10,127
Service cost	220	143
Financial charges	199	260
Utilizations for termination of employment and advances	(634)	(428)
Actuarial losses (gains)/losses	(412)	1,512
Reclassification	-	(392)
Balance at the end of the period	10,595	11,222

The reclassification recorded in 2014 is related to the employee termination indemnity (TFR) classified as a liabilities held for sale consistently with assets classified as asset held for sale in same year.

The actuarial assumptions utilized in the calculation of the principal defined contribution/benefit pension plans are detailed in the table below:

At December 31, 2015	Italy	France	Germany	USA
Economic assumption
Inflation rate	1.75%	2.00%	1.75%	0.75%
Actuarial rate	2.03%	2.00%	2.25%	0.75%

At December 31, 2014
Economic assumption
Inflation rate	1.75%	1.75%	1.75%	1.25%
Actuarial rate	1.50%	1.75%	2.25%	1.25%

For further detail we show below the demographic assumptions used in 2015:

At December 31, 2015	Italy	France	Germany	USA
Demographic assumption
Probability of resignation	5.00%	3.00%	4.23%	N/A
Probability of advances	3.00%	3.00%	2.25%	N/A

At December 31, 2014	Italy	France	Germany	USA
Demographic assumption
Probability of resignation	5.00%	3.00%	4.60%	N/A
Probability of advances	3.00%	3.00%	2.25%	N/A

The rate of discount utilized for both years 2014 and 2015 was based on the iBoxx Eurozone Corporates AA index.

In accordance with the requirements of IAS 19, the table below shows the expected benefit payment over the next 10 years:

(in thousands of Euro)	Italy	France	Germany	USA	Total
2016	229	66	50	15	360
2017	221	-	52	7	280
2018	366	27	119	5	517
2019	225	56	126	-	407
2020	203	186	135	-	524
2021-2025	1,316	1,052	920	-	3,288
Total	2,560	1,387	1,402	27	5,376

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17.	Current and non-current provisions for risks and charges

The following table shows the movements during the years ended December 31, 2015 and 2014:

(in thousands of Euro)	Environment provision	Other provision	Total
Balance at December 31, 2013	6,358	1,416	7,774
Provision	985	868	1,853
Utilizations	(191)	(573)	(764)
Releases	-	(828)	(828)
Foreign exchange differences	783	-	783
Balance at December 31, 2014	7,935	881	8,816
Provision	519	1	520
Utilizations	(191)	(844)	(1,036)
Releases	-	-	-
Foreign exchange differences	-	-	-
Balance at December 31, 2015	8,263	38	8,300

	At December 31,
(in thousands of Euro)	2015	2014
Current	256	1,352
Non-current	8,044	7,464
Total	8,300	8,816

The provision for environmental risks and charges includes the costs relative to future land reclamation work to be carried out at the Group’s manufacturing sites and has been calculated on the basis of estimates made by the environmental engineering division following the annual controls carried out on the considered land.

The utilizations and reversals occurred in 2015 of “Other provisions for risk” are related to the provision accrued in 2014 (Euro 868) detailed below:

(I)	Euro 324 utilized against the costs incurred during the year for the incentives to employees under the voluntary redundancy procedures;
(II)	Euro 400 utilized to cover the costs relative to the reorganization of personnel;
(III)	Euro 120 for the reversal of the provision accrued relative to a legal dispute which was concluded favourably during the year.

Utilizations of 2014 are related to incentives paid to the employees.

18.	Trade payables

Trade payables are detailed as follows:

	At December 31,
(in thousands of Euro)	2015	2014
Trade payables	30,586	29,920

Trade payables include payables towards suppliers of raw materials and services as well as payables towards agents for commission matured. The increase of Euro 451 with respect to the previous year is due to the increase in production volumes, which led to an increase in the purchases of raw materials.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

19.	Tax payables

Tax payables are comprised as follows:

	At December 31,
(in thousands of Euro)	2015	2014
Income taxes payables	(1,766)	(1,212)
VAT payables	(109)	-
IRAP payables	-	-
Other tax payables	(1,083)	(1,448)
Current tax payables	(2,958)	(2,660)

The change in the income tax payables is related to the results for the year of the foreign subsidiaries. The IRAP balance at December 31, 2015 shows a tax payable of zero. IRAP of the period has been offset with IRAP receivables for advanced payment. The “Other taxes” refers mainly to tax withheld at source by the Group.

20.	Other current liabilities

The Other current liabilities are comprised of the following:

	At December 31,
(in thousands of Euro)	2015	2014
Payables to employees	6,330	4,763
Social security payables	4,004	5,807
Advances from customers	137	606
Other current liabilities	3,222	3,734
Total other current liabilities	13,693	14,910

21.	Revenues

The following table presents a breakdown of revenues by geographical area for the years ended December 31m 2015, 2014 and 2013:

(in thousands of Euro)	2015	2014	2013
Europe	92,555	97,262	93,177
North America	57,069	40,913	54,707
South America	12,185	14,218	15,034
Middle east	2,463	3,445	2,128
Asia	45,724	28,027	31,593
RoW	4,867	2,248	5,170
Total Revenues	214,863	186,113	201,809

In 2015, the growth in revenues of Euro 28,750 with respect to the previous year is due mainly to the increase of Euro 26,730 in the sales volumes of the Italian subsidiary (in particular in the API product lines).

In 2014, the decrease in revenues compared to the previous year is mainly due to a reduction in volumes of the Italian subsidiary of Euro 18,806 (particularly in API lines), offset by an increase in sale in Germany (about Euro 8,535) driven by an excellent performance of the Fine Chemical.

22.	Other income

These refer mainly to reimbursement of the costs incurred for the development of the industrialization of certain products or to other services commissioned by customers in the sector and linked to the production on a contract basis. They also comprise the income deriving from waste disposal services offered to third parties and carried out at our manufacturing plants.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Raw material, consumable materials and goods

Expenses for raw material, consumable materials and goods are detailed as follows:

(in thousands of Euro)	2015	2014	2013
Raw materials, consumable materials and goods expenses*	85,737	72,938	81,682
Total	85,737	72,938	81,682
*Including change in inventory

The increase with respect to the previous year is mainly due to the increase in revenues.

24.	Cost of services

Cost of services are detailed as follows:

(in thousands of Euro)	2015	2014	2013
Maintenance, repair and services	8,141	5,801	5,687
Utilities	13,138	14,428	15,802
External labour	4,810	2,776	1,065
Sale related services	2,943	2,653	2,598
Advertising and promotions	109	549	579
Consulting and collaboration fees	4,848	2,663	3,290
Leases and rents	2,078	1,637	1,540
Transport charges on purchasing	841	1,176	3,076
Transport charges on sales	1,567	1,196	1,348
Commissions and bank charges	730	821	795
Travel and other expenses	512	570	453
Other services	3,732	3,793	-
Other expenses	4,808	4,769	8,353
Total	48,257	42,832	44,586

The increase with respect to the previous year is mainly due to the increase in revenues. A significant portion of the costs for services, however, are represented by fixed industrial costs, which are not directly linked to sales volumes.

25.	Personnel expenses

Personnel expenses are detailed as follows:

(in thousands of Euro)	2015	2014	2013
Wages and salaries	40,559	38,397	39,479
Social security contributions	13,737	12,023	11,963
Indemnities related to pension contribution	-	264	243
Other long-term benefits	1,639	2,191	2,169
Other personnel costs	143	773	1,124
Less Capitalization of internal costs	(3,623)	(5,631)	(3,647)
Total	52,455	48,017	51,331

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The table below shows the average number of Group employees during the year and the exact number of employees at the year-end, analyzed by category.

	Average number of employees as of December 31,			Number of employees as of December 31,
(units)	2015	2014	2013	2015	2014	2013

Management	23	24	23	23	24	23
Selling, general and administrative	433	413	411	431	409	418
Manufacturing/Service	404	404	410	408	402	414
Total	860	841	844	862	835	855

26.	Other operating expenses

Other operating expenses are detailed as follows:

(in thousands of Euro)	2015	2014	2013
Other taxes (excluding income taxes)	1,807	2,507	2,032
Risk provision	-	(6)	1,019
Other costs	355	685	506
Total	2,162	3,186	3,557

The Other taxes refer mainly to tax paid for maintaining the ministerial authorization necessary for the commercialization of the products in the Group’s product portfolio.

27.	Depreciation, amortization and write-down

These are comprised of the following:

(in thousands of Euro)	2015	2014	2013
Depreciation of property, plant and equipment	9,695	10,942	10,797
Amortization of intangible assets	3,784	2,794	2,807
Provisions for doubtful accounts	121	130	97
Release of allowance for doubtful accounts	(50)	(324)	(2,450)
Other provisions - inventories write down	1,797	4,384	1,735
Tangible and intangible write down	1,760	1,245	2,963
Write down of / (gain on) assets held for sale	2,945	2,337	(1,624)
Total	20,052	21,508	14,325

In November 2014, the Board of Directors of Euticals SpA resolved the sale of the first manufacturing site as part of the industrial rationalization program contained in the New Plan, or, alternatively, the closure thereof should no third parties be interested in the purchase of the site. Following this decision, negotiations commenced, and a preliminary sales contract was stipulated with a potential purchaser. In line with the content of the preliminary sale contracts, the value of the assets to be sold has been written down by Euro 2,945 in the year 2015 (euro 2,337 in 2014).

In the year 2013, the gain of Euro 1,624 relates to the alignment to the “provisional purchase price” of the carrying value of the 40% investment in the share capital of Pharmaintraco Sagl (Switzerland) due to the sale of the investments held by Euticals Group that was completed in the month of February 2014.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

28.	Financial income and expenses

These are detailed as follows:

(in thousands of Euro)	2015	2014	2013
Interest expense on long term loans	5,534	-	-
Interest expense on short term loans	315	5,401	5,766
(Gain)/loss on financial assets measured at fair value	-	285	92
Interest expense on financial lease obligations	2	81	102
Other financial expense	711	1,112	(222)
Interest on convertible loans	219	601	600
Net exchange rate (gain)/loss	(309)	(636)	360
Total financial expense	6,472	6,844	6,698
Financial income	(370)	(11)	(5)
Net financial expense/(income)	6,102	6,833	6,693

The “Other financial charges” refer mainly to the effect of the discounting to present value of the provisions for long term environmental risks and the provisions for employee benefits.

29.	Income taxes

This is detailed as follows:

(in thousands of Euro)	2015	2014	2013
Current taxes	3,727	3,136	1,821
Deferred taxes	(2,023)	(5,025)	(250)
Total	1,704	(1,889)	1,571

The deferred tax asset includes the effect of the change in the IRES tax rate foreseen by the 2016 Fiscal law from 27.5% to 24% as from January 1, 2017 for a total of Euro 503.

The table below shows the reconciliation between the theoretical tax charge/(credit) calculated on the basis of the theoretical tax rate and income taxes recognized for the years ended December 31, 2015, 2014 and 2013.

	For the year ended December 31,
(in thousands of Euro)	2015		2014		2013
Profit (loss) before taxes	3,313		(6,654)		533
Theoretical tax expense	910	27.5%	(1,830)	27.50%	147	27.50%
Permanent differences	128		(649)		(786)
Prior year taxes	-		-		(424)
IRAP (Italian regional business tax)	645		810		1,161
Other differences	21		(220)		(99)
Effective income taxes	1,704	51.42%	(1,889)	28.39%	1,571	294.75%

30.	Commitments

The contractual obligations assumed with third parties as at 31 December 2015 relative to commitments not yet reflected in the Consolidated Financial Statements amount to Euro 395,614 and relate to leasing contracts in existence. The Group also has liens on property, plant and equipment as security for loans for Euro 98,700 both at December 31, 2015 and at December 31, 2014.

The Group also has other commitments for guarantees granted mainly in favour of regulatory bodies for the normal execution of the Group’s business for a total of Euro 814 at December 31 2015, compared to Euro 843 at December 31, 2014 and compared to Euro 814 at December 31, 2013.

31.	Related Party transactions

All of the commercial and financial transactions between the Group companies during the years 2015, 2014 and 2013 has been carried on at an arm’s length basis at normal market conditions. No significant transactions took place with other related parties.

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EUTICALS S.P.A. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Transactions with related parties, exclusively related to transaction with the parent company Lauro 57, are detailed below:

Liabilities	At December 31,
(in thousands of Euro)	2015	2014
Financial payables to Lauro 57	3,062	13,573
Convertible bond	-	20,000
Total	3,062	33,573

Costs	For the year ended December 31,
(in thousands of Euro)	2015	2014	2013
Service costs	121	215	172
Financial expenses	218	600	600
Total	339	815	772

The financial payables to Lauro 57 relates to a loan facility granted by Lauro 57 to Euticals starting from April 2012. The loan is not bearing interest charges.

As previously disclosed the Convertible Bond, subscribed by Lauro 57 in 2011, was entirely converted in equity during 2015.

Service costs relate to recharges of the Chief Executive Officer that was paid by Lauro 57 for services performed to the benefit of Euticals Group.

The financial expenses relate to the interests incurred on the Convertible bond.

32.	Subsequent events

On January 14, 2016 Euticals S.p.A. signed a preliminary agreement with a potential purchaser for the sale of the Casaletto Lodigiano site, subject to certain conditions. On March 24, 2016 Euticals S.p.A. announced the fulfillment of the prerequisite conditions necessary in order to launch the final steps to be taken for the abovementioned closing related to the sale of Casaletto Lodigiano site. On May 23, 2016 the Company finalized the transaction with a total consultants costs recorded in 2016 and related to activities performed in 2016 of Euro 300.

The Boards of Directors’ of Lauro 57 and of Euticals S.p.A. approved on March 24, 2016 the New Plan. The New Plan detailed the Group’s activities for the period 2016 – 2018 and assumed expected growth rates for single Countries up to the year 2020.

In February 2016 the ultimate parent company Lauro 57 commenced the evaluation of a possible deal involving the sale of the subsidiary Euticals S.p.A.. Once the due diligence process was completed, a sale agreement with the acquirer (AMRI) was signed on May 2016 and the transaction was closed on July 11, 2016. On the same date, the loan from the Pool of Banks was entirely reimbursed using the cash received by AMRI.

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